UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Parsley Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

PARSLEY ENERGY

Notice of 2018 Annual Meeting of Stockholders

Meeting Date & Time:	Meeting Place:	Record Date:

Friday May 25, 2018	W Austin Hotel	March 26, 2018
8:00 a.m.	200 Lavaca Street
Austin, Texas 78701

To the stockholders of Parsley Energy, Inc.:

Notice is hereby given that the 2018 Annual Meeting of Stockholders of Parsley Energy, Inc. (the “Company”) will be held at the W Austin Hotel, 200 Lavaca Street, Austin, TX 78701, on May 25, 2018, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1. To elect to the Company’s Board of Directors the two Class I directors set forth in this Proxy

    Statement, each of whom will hold office until the 2021 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

P. 4
2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	P. 51
3. To approve, on a non-binding advisory basis, the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2017.	P. 52
4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Each outstanding share of the Company’s common stock (NYSE: PE) entitles the holder of record at the close of business on March 26, 2018, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting. Accordingly, beginning on April 6, 2018, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote online or request paper copies.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE IF YOU REQUEST PRINTED MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

Parsley Energy, Inc.	By Order of the Board of Directors,
303 Colorado Street, Suite 3000 Austin, Texas 78701
Austin, Texas
April 6, 2018

Bryan Sheffield
Chief Executive Officer and
Chairman of the Board

PARSLEY ENERGY, INC.

303 Colorado Street, Suite 3000

Austin, Texas 78701

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board of Directors” or the “Board”) of Parsley Energy, Inc. (the “Company”) requests your proxy for the 2018 Annual Meeting of Stockholders that will be held on May 25, 2018, at 8:00 a.m. Central Time, at the W Austin Hotel, 200 Lavaca Street, Austin, TX 78701 (the “Annual Meeting”). By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The Board has made this proxy statement (the “Proxy Statement”) and the accompanying Notice of 2018 Annual Meeting of Stockholders available on the Internet at www.proxyvote.com. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each stockholder. Beginning on April 6, 2018, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access the proxy materials, vote online or request paper copies. The approximate date on which this Proxy Statement, the Notice of 2018 Annual Meeting of Stockholders, the Company’s 2017 Annual Report to Stockholders (the “Annual Report”) and the proxy card are first being made available to stockholders at www.proxyvote.com is April 6, 2018.

About the Annual Meeting

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Proposals to be Voted Upon at the Annual Meeting

At the Annual Meeting, our stockholders will be asked to consider and vote upon the following three proposals:

•	Proposal ONE: To elect to the Board the two Class I directors set forth in this Proxy Statement, each of whom will hold office until the 2021 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

•	Proposal TWO: To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

•	Proposal THREE: To approve, on a non-binding advisory basis, the Company’s Named Executive Officer compensation, as disclosed in this Proxy Statement, for the fiscal year ended December 31, 2017.

In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR the election to the Board of each of the director nominees (Proposal ONE); FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal TWO); and FOR the approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2017 (Proposal THREE).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 25, 2018: This Proxy Statement, the Notice of 2018 Annual Meeting of Stockholders, the Annual Report and the proxy card are available at www.proxyvote.com

Pursuant to the “notice and access” rules adopted by the SEC, we have elected to provide stockholders access to our proxy materials over the Internet. The approximate date on which this Proxy Statement, the accompanying Notice of 2018 Annual Meeting of Stockholders, the Annual Report and the proxy card are first being made available to stockholders at www.proxyvote.com is April 6, 2018. The Notice of Availability will be sent to all of our stockholders as of the close of business on March 26, 2018 (the “Record Date”). The Notice of Availability includes instructions on how to access our proxy materials and how to request a printed copy of these materials. In addition, by following the instructions in the Notice of Availability, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

2018 Proxy Statement	1

About the Annual Meeting

Choosing to receive your future proxy materials by e-mail or to receive a single set of proxy materials per household will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

The Annual Report and this Proxy Statement are available at www.proxyvote.com.

Voting at the Annual Meeting

The Company’s Class A common stock (including restricted shares of Class A common stock), par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), are the only classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the holder to one vote at the Annual Meeting.

If on the Record Date you hold shares of our Common Stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. Broadridge Financial Solutions (“Broadridge”) is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet by following the instructions on the Notice of Availability. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card or by submitting your vote by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, by telephone or by filling out and returning the proxy card you will receive upon request of printed materials. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to Parsley Energy, Inc., Attn: General Counsel, 303 Colorado Street, Suite 3000, Austin, Texas 78701, (2) duly executing a proxy bearing a later date, (3) voting again by Internet or by telephone or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares as of the Record Date. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on the ratification of our independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors. Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one Notice of Availability, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice of Availability received to ensure that all of your shares are voted.

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours for a period of ten days before the Annual Meeting at our offices located at 303 Colorado Street, Suite 3000, Austin, Texas 78701. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 266,265,665 shares of Class A Common Stock and 48,731,731 shares of Class B

2	2018 Proxy Statement

About the Annual Meeting

Common Stock outstanding, held by 36 and 72 stockholders of record, respectively. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy or voting instruction form, or if a stockholder of record attends the Annual Meeting but does not vote (either before or during the Annual Meeting)) and broker non-votes will be considered to be shares present at the meeting for purposes of establishing a quorum.

Required Votes

Election of Directors. Each director will be elected by a majority of votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting; this means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” that nominee. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

Ratification of our Independent Public Accounting Firm. Approval of the proposal to ratify the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2018 requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal.

Approval of Named Executive Officer Compensation. Approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2017 requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal. This advisory vote on executive compensation is not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation programs.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone, or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

Default Voting

A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly execute and submit a proxy, but do not provide any voting instructions, your shares will be voted FOR the election to the Board of each of the director nominees listed in Proposal ONE, FOR Proposal TWO, and FOR Proposal THREE.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

In this Proxy Statement, the terms “the Company,” “we,” “us,” “our” and similar terms refer to Parsley Energy, Inc. and its subsidiaries.

2018 Proxy Statement	3

Proposal One: Election of Directors

At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following individuals for election as Class I directors of the Company, to serve for three-year terms beginning at the Annual Meeting and expiring at the 2021 Annual Meeting of the Stockholders, and until either they are re-elected or their successors are elected and qualified or until their earlier death, resignation or removal:

Dr. Hemang Desai

Mr. Ronald Brokmeyer

Dr. Desai and Mr. Brokmeyer are currently serving as directors of the Company. If Dr. Desai and Mr. Brokmeyer are elected to the Board of Directors, the size of the Board will remain at nine members. Biographical information for each director nominee is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that its director nominees will be unable or unwilling to serve if elected. If a director nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Vote Required

The election of each director in this Proposal ONE requires the vote of a majority of the votes cast by the holders entitled to vote in the election of directors; this means that the number of shares vote FOR a nominee must exceed the number of shares voted AGAINST that nominee. Neither abstentions nor broker non-votes will have any effect on the outcome of the election of directors.

Recommendation

The Board unanimously recommends that stockholders vote FOR the election to the Board of each of the director nominees.

4	2018 Proxy Statement

Directors and Executive Officers

After the Annual Meeting, assuming the stockholders elect to the Board of Directors the director nominees set forth in “Proposal ONE: Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
Bryan Sheffield	40	Chief Executive Officer and Chairman of the Board
Matthew Gallagher	35	President, Chief Operating Officer and Director
Ryan Dalton	38	Executive Vice President—Chief Financial Officer
Colin Roberts	39	Executive Vice President—General Counsel
Mike Hinson	49	Senior Vice President—Corporate Development
A.R. Alameddine(2)(3)	70	Director
Ronald Brokmeyer(1)(2)	55	Director
William Browning(1)(3)	64	Director
Dr. Hemang Desai(1)(2)	52	Director
Karen Hughes(2)(3)	61	Director
David H. Smith(3)	48	Director
Jerry Windlinger(3)	66	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

The Company’s Board of Directors currently consists of nine members, and if the stockholders elect Dr. Desai and Mr. Brokmeyer to the Board, the Board will continue to consist of nine members. The Company’s directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Dr. Desai and Mr. Brokmeyer are designated as Class I directors, and, assuming the stockholders elect them to the Board as set forth in “Proposal ONE: Election of Directors” above, their terms of office will expire in 2021. Messrs. Browning, Smith and Windlinger are designated as Class II directors, and their terms of office expire in 2019. Messrs. Sheffield, Gallagher and Alameddine and Ms. Hughes are designated as Class III directors and their terms of office expire in 2020.

Set forth below is biographical information about each of the Company’s executive officers, directors and director nominees.

Bryan Sheffield	Chief Executive Officer and Chairman of the Board	Age 40

Biographical Information:

Bryan Sheffield has served as the Company’s Chief Executive Officer and Chairman of the Board since January 2017. Mr. Sheffield founded the Company in 2008 and has led the Company’s growth since that time, including, prior to January 2017, as President, Chief Executive Officer, and Chairman of the Board. He began his career trading options and interest rate futures in Chicago and Gibraltar, before spending 18 months with Pioneer Natural Resources Company (“Pioneer”), where he began his oil and gas career.

Qualifications:

Mr. Sheffield graduated from Southern Methodist University in 2001 with a Bachelor of Business Administration in Finance and serves on the board of the American Exploration and Production Council. We believe that Mr. Sheffield’s experience founding and leading the growth of the Company as our Chief Executive Officer qualifies him to serve on our Board of Directors.

Matthew Gallagher	President, Chief Operating Officer and Director	Age 35

Biographical Information:

As previously announced and discussed in more detail below, the Company adopted a succession plan in January 2018 pursuant to which Matthew Gallagher, the Company’s President and Chief Operating Officer since January 2017, will succeed Mr. Sheffield as Chief Executive Officer, and be appointed President and Chief Executive Officer, effective January 1, 2019.

2018 Proxy Statement	5

Directors and Executive Officers

Mr. Gallagher was appointed to the Board of Directors concurrent with this announcement in January 2018. In the interest of promoting the stability of our leadership transition, upon the recommendation of the Nominating and Governance Committee, the Board of Directors determined that it was reasonable and in the best interests of the Company and our stockholders to appoint Mr. Gallagher to the Board in 2018 as a Class III director.

Since joining the Company in 2010, Mr. Gallagher has overseen the Company’s engineering, operations and geoscience functions in positions of increasing responsibility, including Vice President—Engineering and Geoscience from December 2013 to April 2014, and Vice President—Chief Operating Officer from May 2014 through January 2017. Prior to joining the Company, Mr. Gallagher served as Investor Relations Supervisor for Pioneer from 2008 to 2010. From 2005 to 2008, Mr. Gallagher held a variety of engineering roles with Pioneer, including Gulf of Mexico Shelf Reservoir Engineer, Hugoton Reservoir Engineer and Spraberry Production and Operations Engineer.

Qualifications:

Mr. Gallagher has a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines, serves on the board of directors of the Permian Basin Petroleum Association and is a member of the Permian Basin Society of Petroleum Engineers and West Texas Geological Society. The Board determined that it was appropriate for Mr. Gallagher to serve as a member of our Board of Directors because of his extensive experience with the Company, including most recently as President and Chief Operating Officer, and his expected succession to Chief Executive Officer. We believe that these same characteristics qualify him to serve on our Board of Directors.

Ryan Dalton	Executive Vice President—Chief Financial Officer	Age 38

Biographical Information:

Ryan Dalton has served as the Company’s Executive Vice President—Chief Financial Officer since January 2017. Mr. Dalton has overseen the Company’s finance function since joining in January 2012, first as Finance Director and then as Vice President—Chief Financial Officer from December 2013 through January 2017. From 2009 to January 2012, Mr. Dalton worked in the restructuring and debt advisory practice of Rothschild, an investment bank and financial advisory firm. Prior to departing to pursue an M.B.A., Mr. Dalton worked as a management consultant at AlixPartners, LP for five years.

Qualifications:

Mr. Dalton holds a Bachelor in Business Administration in Finance from Southern Methodist University and a Masters in Business Administration from the Darden School of Business at the University of Virginia.

Colin Roberts	Executive Vice President—General Counsel	Age 39

Biographical Information:

Colin Roberts has served as the Company’s Executive Vice President—General Counsel since January 2017, prior to which he served as the Company’s General Counsel from April 2013 to May 2014, and the Company’s Vice President—General Counsel from May 2014 through January 2017. Prior to joining the Company, Mr. Roberts practiced corporate law with Alston & Bird LLP from 2008 to March 2013.

Qualifications:

Mr. Roberts earned a Bachelor in Business Administration in Finance and Real Estate Finance from Southern Methodist University and a J.D. from the University of Kentucky College of Law.

Mike Hinson	Senior Vice President—Corporate Development	Age 49

Biographical Information:

Mike Hinson has served as the Company’s Senior Vice President—Corporate Development since January 2017. Mr. Hinson helped co-found the Company and oversaw the Company’s land function from August 2009, when he joined, until June 2016, first as Land Manager from August 2009 through December 2013, and then as Vice President—Land from December 2013 through June 2016. In July 2016, Mr. Hinson was appointed as the Company’s Vice President—Corporate Development, a position in which he served until January 2017, when he became the Company’s Senior Vice President—Corporate Development. Prior to joining the Company, Mr. Hinson worked in land management for Parker and Parsley Petroleum Company and Pioneer for 12 years.

Qualifications:

Mr. Hinson has an Associate of Arts degree from Odessa College and a Bachelor of Science degree in Kinesiology from the University of Texas of the Permian Basin. He is a member of both the Permian Basin Landmen’s Association and the American Association of Petroleum Landmen organization.

6	2018 Proxy Statement

Directors and Executive Officers

A.R. Alameddine	Director	Age 70

Biographical Information:

A.R. Alameddine is the former Executive VP Worldwide Negotiation Execution and Implementation at Pioneer, a position he held from 2005 until his retirement in 2008. He has served on our Board of Directors since December 2013. Mr. Alameddine joined Pioneer in 1997 and previously held the positions of VP Domestic Business Development and later Executive VP of Worldwide Business Development. Before joining Pioneer, Mr. Alameddine spent 26 years with Mobil Exploration & Producing Company (“Mobil”) in various engineering and planning positions in the United States. In addition, he was a member of the Gas Venture Group in Stavanger Norway for three years, marketing gas production from the Statfjord Field in the North Sea. Prior to his retirement from Mobil in 1997, he was the Acquisition, Trade and Sales Manager, a position he had held since 1990.

Qualifications:

Mr. Alameddine graduated from Louisiana State University in 1971 with a Bachelor degree of Science in Petroleum Engineering. We believe that Mr. Alameddine’s executive management experience in the oil and gas industry qualifies him for service on our Board of Directors.

Ronald Brokmeyer	Director	Age 55

Biographical Information:

Ronald Brokmeyer is the former President and General Manager of the Permian Resources business unit of Occidental Petroleum Corp. (“Occidental”), a position he held from 2013 until his retirement in July 2014. He has served on our Board of Directors since March 2016. Mr. Brokmeyer joined Occidental in 2000 and held a number of engineering and managerial positions with the company, both domestically and internationally. Mr. Brokmeyer began his career at Amoco Corporation in 1985, where he worked in different engineering roles prior to joining Altura Energy from 1997 to 2000.

Qualifications:

Mr. Brokmeyer received a Bachelor of Science in Petroleum Engineering from Texas Tech University in 1984. We believe that Mr. Brokmeyer’s extensive management and technical experience in the oil and gas industry qualifies him for service on our Board of Directors.

William Browning	Director	Age 64

Biographical Information:

William Browning has dedicated his time to serving on the boards of directors for various corporations and non-profit organizations since January 2012. He has served on our Board of Directors since August 2014. Prior to this, Mr. Browning was a senior client service partner at Ernst & Young LLP (“Ernst & Young”) from 1999 through 2012, the latter four years of which he also served as managing partner of Ernst & Young’s Los Angeles office. He began his professional career with Arthur Andersen & Co. in 1976, where he was admitted to the partnership in 1987 and named managing partner of the firm’s Oklahoma City office in 1994. During his public accounting career, Mr. Browning accumulated experience across a number of industries, including the entire energy value chain, and developed expertise in domestic banking and regulatory compliance. He serves on the boards of directors of Ares Commercial Real Estate Corporation, a real estate investment trust, and also serves on the board of directors of multiple privately held companies in the construction and energy industries.

Qualifications:

Mr. Browning received a B.B.A. from the University of Oklahoma and is a certified public accountant in Oklahoma, California, and Texas. We believe that Mr. Browning’s extensive experience on boards of directors and knowledge of accounting and auditing matters qualify him for service on our Board of Directors.

Dr. Hemang Desai	Director	Age 52

Biographical Information:

Hemang Desai, Ph.D., is the Accounting Department Chair and Robert B. Cullum Professor of Accounting at Southern Methodist University (“SMU”). He has served on our Board of Directors since July 2014. Dr. Desai joined SMU’s faculty in 1998 and has served as the Accounting Department Chair since 2010. His research on accounting and capital markets has been published in top academic journals and has been the subject of articles at publications such as the Wall Street Journal, Barron’s, the New York Times and CFO Magazine. Dr. Desai’s consulting clients have included McKinsey & Co., Entergy Corp, and Baker & McKenzie.

Qualifications:

Dr. Desai received a B.Sc. from St. Xavier’s College, Bombay, India in 1986, an M.B.A. from the University of New Orleans in 1990, and a Ph.D. in Business Administration from the Freeman School of Business at Tulane University in 1997. We believe that Dr. Desai’s experience and broad knowledge in matters of capital markets and accounting qualify him for service on our Board of Directors.

2018 Proxy Statement	7

Directors and Executive Officers

Karen Hughes	Director	Age 61

Biographical Information:

Karen Hughes joined our Board of Directors in August 2017, and is the Worldwide Vice Chair of Burson-Marsteller, a leading global public relations and communications firm, which she joined in 2008. In the spring of 2018, Burson-Marsteller merged with Cohn & Wolfe to form Burson Cohn & Wolfe, a top-three global public relations and integrated communications firm. During her time with Burson-Marsteller, Ms. Hughes has provided strategic communications counsel to a wide range of clients across a variety of industries. Previously, she served as Counselor to the President for President George W. Bush from 2001 to 2002. In this role she acted as strategic advisor to the President on policy and communications and led the White House Offices of Communications, Media Affairs, Speechwriting, and Press Secretary. She also served as Under-Secretary of State for Public Diplomacy and Public Affairs, in which capacity she led the U.S. government’s efforts to communicate America’s values abroad. She serves on the Board of Directors for the National Football Foundation. She is a member of the Council on Foreign Relations and the U.S. Afghan Women’s Council, an organization created to foster ties between the women of the United States and Afghanistan. Ms. Hughes also serves on the Women’s Initiative Policy Advisory Council at the Bush Institute in Dallas.

Qualifications:

Ms. Hughes received a Bachelor of Arts in English and a Bachelor of Fine Arts in Journalism from Southern Methodist University in 1977. Ms. Hughes was identified as a potential director by members of management who had interacted with Ms. Hughes in a professional capacity and were aware of her strong reputation in the business community and, particularly, the communications field. We believe that Ms. Hughes’ extensive and unique experience advising on communications strategies and executive communications and her wide-ranging policy experience qualifies her for service on our Board of Directors. Moreover, the Company is pleased that the addition of Ms. Hughes further broadened the Board’s talent, experience and diversity. In order to provide the Board of Directors with time to fully integrate and in the interest of promoting healthy Board discussion, the Board of Directors determined that it was reasonable and in the best interests of the Company and our stockholders to appoint Ms. Hughes to the Board in 2017 as a Class III director.

David H. Smith	Director	Age 48

Biographical Information:

David H. Smith is the Vice-President of Davis, Gerald & Cremer, P.C. (“DGC”), a boutique oil and gas law firm, where he has practiced law since 1999 and currently heads DGC’s business organizations and transactions practice. He has served on our Board of Directors since December 2013. Prior to joining DGC, Mr. Smith practiced with Thompson & Knight LLP in Dallas, Texas from 1995 to 1999. Mr. Smith is a member of the advisory board of the Institute for Energy Law and a member of the Republican Jewish Coalition.

Qualifications:

Mr. Smith is a magna cum laude graduate of the University of Houston Law Center, where he served as an Editor of the Law Review and was a member of the Order of the Coif, Order of the Barons and Phi Delta Phi. He attended Harvard University and Boston University, earning his undergraduate degree in Economics and Business Administration from Boston University in 1992. We believe that Mr. Smith’s experience representing oil and gas companies on complex business transactions qualifies him for service on our Board of Directors.

Jerry Windlinger	Director	Age 66

Biographical Information:

Jerry Windlinger joined our Board of Directors in December 2016, and is the former Vice President of Corporate Development of Anadarko Petroleum Corporation, a position he held from March 2014 until his retirement in December 2016, during which time he was responsible for overseeing the company’s global acquisitions, divestitures, and business development activities. He oversaw U.S. business development for Anadarko from 2004 until 2014. Mr. Windlinger joined Anadarko in 1978 and served in a variety of technical and managerial positions in reservoir engineering, exploration, development, and acquisitions. Over the course of his 41 years in the energy industry, Mr. Windlinger’s experience spanned U.S. onshore, U.S. offshore, Alaskan, Canadian, and international assets.

Qualifications:

Mr. Windlinger earned both a Bachelor of Science and a Master of Science in Petroleum Engineering from the University of Texas. He is a member of the Society of Petroleum Engineers and a registered Professional Engineer in the state of Texas. We believe that Mr. Windlinger’s long spanning executive and technical experience in the oil and gas industry qualifies him for service on our Board of Directors.

8	2018 Proxy Statement

Directors and Executive Officers

Senior Officer and Co-Founder

Set forth below is biographical information about Paul Treadwell, the Company’s Senior Vice President—Operations, who helped found the Company in 2008.

Paul Treadwell	Senior Vice President—Production Operations	Age 50

Biographical Information:

Paul has served as the Company’s Senior Vice President—Production Operations since February 2018. Mr. Treadwell helped co-found the Company with Mr. Sheffield in 2008. Since that time, he has overseen our operations activities in positions of increasing responsibility, including as Vice President—Operations from December 2013 to January 2017 and Senior Vice President—Operations from January 2017 to February 2018. Prior to joining the Company, Mr. Treadwell spent 17 years with Parker and Parsley Petroleum Company and Pioneer in a variety of operations and management roles. Mr. Treadwell has over 30 years of experience in oil and gas operations.

Qualifications:

Mr. Treadwell has an Associate in Applied Science degree from Western Texas College and is a member of the Society of Petroleum Engineers.

2018 Proxy Statement	9

Meetings and Committees of Directors

The Board of Directors held four meetings during 2017. During 2017, each of our incumbent directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served (in each case, which were held during the period for which such incumbent director was a director).

Executive Sessions. The Board of Directors holds regular executive sessions in which the independent directors meet without any non-independent directors or members of management. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. The Lead Director, Mr. Alameddine, presides at these meetings and provides the Board of Directors’ guidance and feedback to our management team.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The Board of Directors and each committee of the Board of Directors expects to meet a minimum of four times per calendar year in 2018 and future years.

Audit Committee. The members of the Audit Committee are Messrs. Browning and Brokmeyer and Dr. Desai. The Audit Committee held five meetings during 2017. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com.

Compensation Committee. Responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com, include, among other duties, the responsibility to:

•	review, evaluate and approve the agreements, plans, policies and programs of the Company to compensate the Company’s executive officers and directors;

•	review and discuss with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement;

•	produce the Compensation Committee Report as required by Item 407(e)(5) of Regulation S-K included in this Proxy Statement;

•	otherwise discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and directors; and

•	perform such other functions as the Board may assign to the Compensation Committee from time to time.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill its purposes. The Compensation Committee may delegate to its Chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors and such other persons as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee will consult with the Company’s Chief Executive Officer when evaluating the performance of, and setting the compensation for, the Company’s executive officers other than the Chief Executive Officer.

The Compensation Committee may, in its sole discretion, retain and determine funding for legal counsel, compensation consultants, as well as other experts and advisors (collectively, “Committee Advisors”), including the authority to retain, approve the fees payable to, amend the engagement with and terminate any Committee Advisor, as it deems necessary or appropriate to fulfill its responsibilities. The Compensation Committee assesses the independence of any Committee Advisor prior to retaining such Committee Advisor, and on an annual basis thereafter.

The members of the Compensation Committee are Messrs. Alameddine and Brokmeyer, Dr. Desai and Ms. Hughes. The Compensation Committee held four meetings during 2017.

Nominating and Governance Committee. The Nominating and Governance Committee advises the Board, makes recommendations regarding appropriate corporate governance practices, and assists the Board in implementing those practices. The Nominating and Governance Committee further assists the Board by identifying individuals qualified to become members of the Board, consistent with the criteria approved by the Board, and by recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board. Additional information regarding the

10	2018 Proxy Statement

Meetings and Committees of Directors

functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” and “Stockholder Proposals; Identification of Director Candidates” sections included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com.

The members of the Nominating and Governance Committee are Messrs. Smith, Alameddine, Browning and Windlinger and Ms. Hughes. The Nominating and Governance Committee held four meetings during 2017.

2018 Proxy Statement	11

Compensation Committee Report

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Compensation Committee of the Board of Directors:

A.R. Alameddine, Chairman

Ronald Brokmeyer, Member

Dr. Hemang Desai, Member

Karen Hughes, Member

12	2018 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about our rationale and policies with regard to the compensation of the executive officers who are our “Named Executive Officers” for 2017 and is intended to provide investors with the material information necessary for understanding our compensation policies and decisions regarding our Named Executive Officers as well as providing context for the tabular disclosure provided in the executive compensation tables below. Our Named Executive Officers include our principal executive officer, principal financial officer and the three most highly compensated executive officers other than our principal executive officer and principal financial officer. Our Named Executive Officers for 2017 include:

Name	Title
Bryan Sheffield	Chief Executive Officer and Chairman of the Board(1)
Ryan Dalton	Executive Vice President—Chief Financial Officer(2)
Matthew Gallagher	President and Chief Operating Officer(1)
Colin Roberts	Executive Vice President—General Counsel(3)
Mike Hinson	Senior Vice President—Corporate Development(4)

(1)	Mr. Gallagher was promoted from Vice President—Chief Operating Officer to President and Chief Operating Officer, effective January 5, 2017. Following this appointment, Mr. Sheffield who previously served as President, Chief Executive Officer and Chairman of the Board, continued to serve as Chief Executive Officer and Chairman of the Board.
(2)	Mr. Dalton was promoted from Vice President—Chief Financial Officer to Executive Vice President—Chief Financial Officer, effective January 5, 2017.
(3)	Mr. Roberts was promoted from Vice President—General Counsel to Executive Vice President—General Counsel, effective January 5, 2017.
(4)	Mr. Hinson was promoted from Vice President—Corporate Development to Senior Vice President—Corporate Development, effective January 5, 2017.

Chief Executive Officer Succession Plan

On January 9, 2018, the Company announced that Bryan Sheffield, our Chief Executive Officer and Chairman of the Board, intends to step down from his position as our Chief Executive Officer, effective January 1, 2019 (the “Transition Date”). The Board, upon the recommendation of the Nominating and Governance Committee, approved a succession plan pursuant to which, as of the Transition Date, Mr. Sheffield will continue to serve as an officer of the Company in the role of Executive Chairman of the Board, and Matthew Gallagher, currently our President and Chief Operating Officer, will succeed Mr. Sheffield as our Chief Executive Officer, and be appointed President and Chief Executive Officer. Until the Transition Date, Mr. Sheffield will continue to serve as our Chief Executive Officer and Chairman of the Board, and Mr. Gallagher will continue to serve as our President and Chief Operating Officer. On January 9, 2018, the Board, upon the recommendation of the Nominating and Governance Committee, also appointed Mr. Gallagher to the Board as a Class III director, which class was chosen by the Board in the interest of promoting the stability of our leadership transition. Mr. Sheffield is expected to continue as Executive Chairman of the Board through December 31, 2019, at which time he will retire as an employee and officer of the Company, but continue serving as Chairman of the Board, a non-employee director position. A summary of the anticipated dates and events associated with this succession plan are contained in the table below:

Dates	Event
January 9, 2018	Mr. Gallagher is appointed to the Board as a Class III director.
January 9, 2018 through December 31, 2018	Mr. Sheffield continues to serve as Chairman and Chief Executive Officer. Mr. Gallagher continues to serve as President and Chief Operating Officer.
January 1, 2019 (i.e., the Transition Date)

Mr. Sheffield steps down as Chief Executive Officer but remains as an employee and officer of the Company in the role of Executive Chairman of the Board.

Mr. Gallagher succeeds Mr. Sheffield as Chief Executive Officer and is appointed as our President and Chief Executive Officer.

The offices of Chairman and Chief Executive Officer are separated.

December 31, 2019	Mr. Sheffield is expected to retire as an employee and officer of the Company and continue serving as Chairman of the Board thereafter.

In connection with the succession plan, the Compensation Committee entered into a letter agreement with Mr. Sheffield setting forth the terms of his compensation for his service as Executive Chairman of the Board (i.e., from the Transition Date, when he steps down as Chief Executive Officer, through the date he is no longer an employee or officer of the Company, which is expected to occur on December 31, 2019). The terms of the letter agreement are described below in the section entitled “Executive Compensation Decisions Since Fiscal Year End—CEO Letter Agreement.”

2018 Proxy Statement	13

Compensation Discussion and Analysis

Executive Summary

We are an independent oil and natural gas company operating in the Permian Basin, where we develop unconventional oil and natural gas reserves. As we efficiently and responsibly grow reserves, production, and cash flow by developing our liquids rich resource base, we seek to create value for stockholders, employees, energy consumers, and the communities in which we work. With these goals in mind, our executive compensation program is designed to attract, retain, motivate, and appropriately reward talented and experienced executives while ensuring that the interests of the Named Executive Officers are aligned with the interests of our stockholders.

2017 Company Performance

Despite a challenging commodity price backdrop during much of the year, we accomplished a number of significant achievements in 2017, including the following:

•	We added over 90,000 net acres and more than 2,500 net premium drilling locations through strategic acquisitions and acreage trades in core development areas in the Midland and Delaware basins.

•	We increased full-year 2017 net production by 77% over full-year 2016 net production, with net oil volumes increasing 75% year-over-year.

•	We posted strong reserve growth in 2017, increasing proved reserves by 87% year-over-year and proved oil reserves by 82% year-over-year.

•	Alongside substantial production and reserve growth, we maintained our strong financial position over the course of 2017, exiting the year with approximately $1.7 billion of liquidity.

•	We reduced per-unit general and administrative expenses and cash-based general and administrative expenses 16% from 4Q16 to 4Q17, contributing to a 16% increase in our operating cash margin over the same period.*

•	We reported strong initial results from several wells in the largely undeveloped Wolfcamp C formation in the Midland Basin, representing one of the industry’s most significant delineation successes during 2017.

*	Operating cash margin is defined as realized price per Boe, excluding hedges less per-unit lease operating expenses, cash general and administrative expenses, and production and ad valorem taxes. Cash general and administrative expenses exclude stock-based compensation.

14	2018 Proxy Statement

Compensation Discussion and Analysis

NEO Pay at a Glance

To ensure that the interests of the Named Executive Officers are aligned with stockholders, the Compensation Committee has designed our executive compensation program to include a substantial amount of pay that is at-risk. At-risk pay may be performance-based, equity-based, or both. The first chart below shows that 84% of our Chief Executive Officer’s 2017 target compensation was comprised of at-risk pay, while his guaranteed base salary comprised 16% of his target annual compensation. Similarly, the second chart below shows that, on average, 79% of our Named Executive Officers’ (excluding our Chief Executive Officer) 2017 target compensation was comprised of at-risk pay, while their average guaranteed base salary comprised 21% of their average target annual compensation.

2018 Proxy Statement	15

Compensation Discussion and Analysis

Say-on-Pay and Say-on-Frequency

Last year, our stockholders overwhelmingly approved, on an advisory basis, the compensation programs for our Named Executive Officers. Advisory votes in favor of these programs were cast by over 97% of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2017 Annual Meeting of Stockholders. We hold “Say-on-Pay” votes on an annual basis, in accordance with our stockholders’ vote in favor of annual advisory votes to approve executive compensation at our 2016 Annual Meeting of Stockholders, which was the frequency recommended by our Board. We believe that annual “Say-on-Pay” votes are the most appropriate for the Company, because such votes allow our stockholders the opportunity to provide more frequent feedback on the compensation program for our Named Executive Officers and provide the Compensation Committee with real-time information regarding our stockholders’ response to our programs and policies. The Board and the Compensation Committee took the results of the “Say-on-Pay” vote into account when evaluating the compensation program for our Named Executive Officers in 2017. Based in part on the level of support from our stockholders, the Compensation Committee elected not to make any material changes to the compensation programs for our Named Executive Officers during 2017. We appreciate our stockholders’ continuing annual feedback regarding our executive pay practices, as we value our stockholders’ evaluation of our executive compensation program and policies. As discussed in more detail in Proposal THREE below, the Board has recommended that stockholders vote, on a non-binding advisory basis, to approve the 2017 executive compensation program as described below.

Executive Compensation Philosophy And Objectives

Our executive compensation policies are designed to align management and stockholder interests and create value for investors while attracting and retaining talented executives with the skills and expertise to help the Company achieve our financial and operational goals. We have a strong interest in the retention of our current Named Executive Officers, as we believe that their unique capabilities and experience will continue to enable the Company to achieve our corporate objectives and create long-term value for our stockholders. We strive to provide appropriate incentives and effective retention mechanisms without excessive payments. The Compensation Committee’s goal in designing and implementing our executive compensation program is to ensure that it provides a competitive level of compensation to attract and retain talented executives, reward and encourage maximum corporate and individual performance, promote accountability and assure that executive interests are aligned with the interests of our stockholders. We believe that these compensation objectives are accomplished through linking our executive compensation to several measures of the Company’s short-term and long-term performance. A majority of our compensation program is comprised of pay that is at-risk.

The following chart highlights several features of our compensation practices.

What we do:	What we don’t do:
Pay for performance and pay for sustained performance over multi-year performance periods	No single-trigger change of control vesting for time-based awards
Establish challenging performance metrics	No guaranteed bonuses
Policy prohibiting hedging transactions	No excessive perquisites
Policy prohibiting pledging transactions subject to limited exceptions with Audit Committee approval	No payment of current dividends on unvested restricted stock units
Evaluate officer compensation levels against a peer group of similarly-sized E&P companies	No gross-ups for severance or change of control payments
Substantial portion of pay at-risk
Independent Compensation Consultant
Equity awards subject to extended vesting periods
Stock ownership guidelines for non-employee directors and executives
Performance-based awards vest on change of control based on actual performance

16	2018 Proxy Statement

Compensation Discussion and Analysis

How We Make Compensation Decisions

Role of the Compensation Committee

The Compensation Committee has the responsibility to review and approve the compensation policies, programs, and plans for our officers (including the Named Executive Officers) and non-employee directors. The Compensation Committee’s responsibilities include administering the Parsley Energy, Inc. Long-Term Incentive Plan (the “LTIP”), which provides for the grant of cash and equity-based awards. The Compensation Committee also reviews the Compensation Discussion and Analysis section of our annual proxy statement and produces the Compensation Committee Report with respect to our executive compensation disclosures for inclusion in our annual proxy statement. In addition, the Compensation Committee regularly reviews current best compensation and governance practices to ensure that our executive compensation program is consistent with recent developments and market practice. The Compensation Committee, in overseeing the compensation of our directors and officers, employs several analytic tools and considers information from multiple resources. Subject in certain circumstances to Board approval, the Compensation Committee has the sole authority to make final decisions with respect to our executive compensation program, and the Compensation Committee is under no obligation to utilize the input of other parties. For more detailed information regarding the Compensation Committee, please refer to the Compensation Committee Charter, which is posted on the Corporate Governance page of the investor relations section of the Company’s website at www.parsleyenergy.com.

Determining Compensation Levels

As discussed above, the Compensation Committee has the overall responsibility for establishing the elements, terms and target value of compensation paid or delivered to our Named Executive Officers. The Compensation Committee strives to develop a competitive, but not excessive, compensation program for our Named Executive Officers in order to recruit and retain the best possible talent in our industry. An important element of the Compensation Committee’s decision making is compensation data produced by its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), including direct data from our peer group, other industry compensation surveys (including Mercer PayMonitor’s Total Compensation for the Energy Sector Survey), and proprietary data developed by Meridian. In addition, the Compensation Committee considers information provided by our executive officers in designing and implementing our executive compensation program. This data assists the Compensation Committee in evaluating appropriate compensation levels for each Named Executive Officer in relation to market practice and in designing an effective executive compensation program for the Company. The roles of Meridian and our executive officers in the Compensation Committee’s decision-making process are described more fully below.

Role of Compensation Consultant in Compensation Decisions

The Compensation Committee has retained Meridian as its independent compensation consultant. Meridian provides advice to and works with the Compensation Committee in designing and implementing the structure and mechanics of the Company’s executive compensation regime as well as other matters related to officer and director compensation and corporate governance. For example, Meridian regularly updates the Compensation Committee on regulatory changes impacting executive compensation, proxy advisor policies, compensation-related risks, and exploration and production industry compensation trends. In addition, Meridian provides the Compensation Committee with external context such as relevant market and peer-company compensation and performance data and information and advice regarding recent trends and developments in executive and director compensation practices. This information assists the Compensation Committee in making executive and director compensation decisions based on market pay levels and best practices.

The Compensation Committee engaged Meridian to assist and advise the Compensation Committee. Meridian reports directly and exclusively to the Compensation Committee and does not provide any other services to management, the Company or its affiliates. Meridian does not make compensation-related decisions for the Compensation Committee or otherwise with respect to the Company, and, while the Compensation Committee generally reviews and considers information and recommendations provided by Meridian, the Compensation Committee has the final authority to make compensation-related decisions. The Compensation Committee has the discretion to allow Meridian to work directly with management in preparing or reviewing materials for the Compensation Committee’s consideration. During 2017, and after taking into consideration the factors listed in Section 303A.05(c)(iv) of the New York Stock Exchange (“NYSE”) Listed Company Manual, the Compensation Committee concluded that neither it nor the Company has any conflicts of interest with Meridian, and that Meridian is independent from management. Other than Meridian, no other compensation consultants provided services to the Compensation Committee during 2017.

Role of Executive Officers in Compensation Decisions

In determining the compensation of our Chief Executive Officer, the Compensation Committee considers the information and advice provided by Meridian, our corporate goals, historic and projected performance, the current economic and commodities environment, and other relevant factors. With respect to the compensation of the Named Executive Officers other than our Chief Executive Officer, the Compensation Committee also considers the recommendations of our Chief Executive Officer. Additionally, in light of the Named Executive Officers’ integral role in establishing and executing the Company’s overall operational and financial objectives, the Compensation Committee requests that the Named Executive Officers provide recommendations on the appropriate

2018 Proxy Statement	17

Compensation Discussion and Analysis

goals for the qualitative and quantitative performance metrics used in our short-term cash incentive program. As discussed above, the Compensation Committee retains sole discretion to make final compensation determinations, and the Compensation Committee may disregard any recommendations or observations made by our executive officers. In addition, the Compensation Committee may invite any Named Executive Officer to attend Compensation Committee meetings to report on the Company’s progress with respect to the annual quantitative and qualitative performance metrics, but any such officer is excluded from any decisions or discussions regarding his individual compensation.

Peer Group

The Compensation Committee, with input from Meridian, selects our peer group after reviewing the relative size, market capitalization, revenues, enterprise value, business structure, mix of oil and gas production, and historical performance of a number of similar companies in the upstream exploration and production business. The Compensation Committee also considers to what extent we directly compete with the peer companies in making its determination (e.g., whether we operate in the same geographic location). The Compensation Committee, with input from Meridian, determined that the peer group for 2017 should be updated in order to better reflect the rapid growth of our acreage portfolio and production volumes, our current market position (e.g., market capitalization, revenues and enterprise value) and the expectation of continued consolidation and volatility in the energy industry. After taking all of these considerations into account, the Compensation Committee determined that the companies included in the table below reflect an appropriate peer group for 2017:

• Cabot Oil & Gas Corp.	• Gulfport Energy Corp.	• PDC Energy Inc.
• Carrizo Oil & Gas Inc.	• Laredo Petroleum Inc.	• QEP Resources, Inc.
• Cimarex Energy Co.	• Matador Resources Co.	• Rice Energy Inc.*
• Diamondback Energy Inc.	• Newfield Exploration Co.	• RSP Permian Inc.
• Energen Corp.	• Oasis Petroleum Inc.	• WPX Energy Inc.

*	On November 13, 2017, Rice Energy Inc. was acquired, via merger, by EQT Corporation, and Southwestern Energy Co. was added to the peer group as a replacement. As such, the modification to the peer group occurred long after the Compensation Committee had evaluated peer data for the purpose of establishing 2017 compensation levels for the Named Executive Officers; however, the replacement applies to the peer group used for the Performance-Based Awards granted in 2017.

Compensation and total stockholder return data from the above peer group was used by the Compensation Committee when making decisions regarding the compensation paid to our Named Executive Officers and, as described in “2017 Long-Term Incentive Awards under the LTIP” below, also used for the relative total stockholder return comparison for performance-based long-term incentive awards granted to our Named Executive Officers in February 2017 for the three-year performance period covering January 1, 2017 through December 31, 2019. As described in “2017 Long-Term Incentive Awards under the LTIP” below, at the end of the performance period, the Compensation Committee will certify the total stockholder return for our stock in comparison to our peer group, which will determine the payout level for the performance-based long-term incentive awards granted to our Named Executive Officers in 2017.

Due to the Company’s rapid growth and continuing maturation, the Compensation Committee periodically reviews and adjusts our peer group to ensure that companies in the group more closely match our size and operational profile. See “Executive Compensation Decisions Since Fiscal Year End—2018 Long-Term Incentive Awards under the LTIP” for a description of our 2018 peer group.

Elements of Compensation

Base Salary

Each Named Executive Officer’s base salary is a fixed component of compensation each year for performing specific job duties and functions. Base salary is an integral component of our compensation and a crucial aspect of retaining top executive talent. The Compensation Committee sets our Chief Executive Officer’s base salary and works together with our Chief Executive Officer to determine what adjustments, if any, should be made to the base salaries of our other Named Executive Officers. With the exception of base salary increases in connection with promotions, the Compensation Committee generally evaluates whether to increase the base salaries of our Named Executive Officers in June of each year. The base salary rates for the Named Executive Officers are modified based upon consideration of factors that the Compensation Committee deems relevant, including but not limited to: (i) any increase or decrease in the executive’s responsibilities; (ii) the executive’s experience; (iii) the executive’s job performance; and (iv) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on data provided by Meridian, publicly available information, and the experience of the members of the Compensation Committee. Specifically, effective as of March 1, 2017, the Compensation Committee increased Mr. Gallagher’s base salary from $460,000 to $500,000 to reflect his promotion to President and Chief Operating Officer.

We believe our rapid growth and the resulting changes in the companies that comprise our compensation peer group from year to year make annual evaluations of the compensation levels paid to our Named Executive Officers increasingly important.

18	2018 Proxy Statement

Compensation Discussion and Analysis

These evaluations ensure we continue to compensate our executives competitively and in a manner that reflects their increasing responsibilities. Based upon these evaluations and consistent with past practice, the Compensation Committee increased base salaries, effective July 3, 2017, for all of our Named Executive Officers in an effort to more closely align them with the base salary levels paid to similarly situated executives by members of our peer group.

Name	2016 Base Salary	2017 Base Salary
Bryan Sheffield	$710,000	$810,000
Ryan Dalton	$420,000	$455,000
Matthew Gallagher	$460,000	$525,000
Colin Roberts	$360,000	$375,000
Mike Hinson	$336,000	$345,000

The total base salary paid to each of our Named Executive Officers for services provided during 2017 is reported below in the “Salary” column of our Summary Compensation Table.

Incentive Compensation

To attract, retain, and motivate employees, directors, and other service providers, we award short-term cash incentive awards and long-term time-based and performance-based equity awards, in each case pursuant to our Long-Term Incentive Plan, or “LTIP,” which was adopted by our Board of Directors in connection with the closing of our initial public offering (“IPO”). Our Named Executive Officers are eligible to participate in the LTIP, which allows the Board to grant a variety of cash and equity-based awards, including options to purchase shares of our Class A Common Stock, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), bonus stock, dividend equivalents, other stock-based awards, performance awards, and annual incentive awards. Since the adoption of our LTIP, we have awarded only restricted stock, RSUs, and short-term cash incentive bonuses pursuant to our LTIP.

Annual Incentive Bonus—2017 Short-Term Cash Incentive Program

Our short-term cash incentive program is designed to motivate our Named Executive Officers to achieve specific financial and operational goals over a short-term period by providing pre-established performance criteria that are communicated to our Named Executive Officers early in the performance period. The 2017 short-term cash incentive program also provides for payout percentages that are calculated based upon the Company’s actual performance against equally weighted quantitative and qualitative performance goals. No payout percentage is earned for a quantitative metric if the actual performance for that metric is below the threshold level, and the overall payout amount for each Named Executive Officer is capped at 200% of that individual’s target bonus (regardless of any individual performance adjustment).

The quantitative metrics are comprised of specific, numerical performance goals, while the qualitative factors are based on strategic company goals that are not easily quantified. Furthermore, the 2017 short-term cash incentive program allows the Compensation Committee the flexibility to adjust payouts based on individual performance and relevant market adjustments.

The quantitative performance metrics utilized in 2017, which in the aggregate were weighted 50% of the total annual incentive opportunity, included the following:

•	daily average production volume, measured in thousand barrels of oil equivalent per day (“MBOEPD”), which represents the quantity of oil, gas, and natural gas liquids produced per day;

•	lease operating expense (“LOE”), which includes all direct and allocated indirect costs of lifting hydrocarbons from a producing formation to the surface constituting part of the current operating expenses of a working interest, including labor, superintendence, supplies, repairs, maintenance, allocated overhead charges, workover, insurance and other expenses incidental to production, but excludes lease acquisition and drilling and completion expenses;

•	finding and development cost for proved developed producing reserves (“PDP F&D”), which is calculated by dividing annual development capital expenditures by year-over-year proved developed producing and proved developed non-producing reserve additions, and includes reclassifications and technical and pricing revisions, but excludes acquisitions and divestitures; and

•	cash general and administrative expense (“Cash G&A”), which represents the relevant cash general and administrative expenses not captured in development costs.

LOE, PDP F&D and Cash G&A are measured on a unit basis (i.e., barrel of oil equivalent (“Boe”)) and are designed to incentivize expense reductions and improved operational efficiencies. The qualitative metrics that the Compensation Committee may consider include, but are not limited to, achievement of strategic initiatives, talent development and health, safety, and environmental improvements. The qualitative metrics utilized in 2017, in the aggregate, were weighted 50% of the total annual incentive opportunity. The chart below summarizes the metrics and performance levels established by the Compensation Committee for 2017.

2018 Proxy Statement	19

Compensation Discussion and Analysis

	Weighting	Threshold Performance Level	Target Performance Level	Maximum Performance Level
Quantitative Metrics	50%
• Daily Average Production	20%	59 MBOEPD Payout %: 10%	65 MBOEPD Payout %: 20%	71 MBOEPD Payout %: 40%
• LOE	12.5%	$4.97/Boe Payout %: 6.25%	$4.38/Boe Payout %: 12.5%	$3.50/Boe Payout %: 25%
• PDP F&D	15%	$13.60/Boe Payout %: 7.5%	$12.00/Boe Payout %: 15%	$9.00/Boe Payout %: 30%
• Cash G&A	2.5%	$5.12/Boe Payout %: 1.25%	$4.88/Boe Payout %: 2.5%	$4.25/Boe Payout %: 5%
Qualitative Factors	50%
• Strategic Initiatives • Talent Development • Health/Safety/Environmental

The payout percentage for qualitative metrics will be determined by the Compensation Committee in its sole and absolute discretion after considering our qualitative performance in any areas it deems relevant, which may include, but are not limited to, the qualitative factors listed here.

After the level of performance is determined by the Compensation Committee, the payout percentage for each individual metric is added together to calculate the total payout percentage for each Named Executive Officer. The Compensation Committee may then adjust the total payout percentage for each participant either up or down by no more than 25% to take into account individual performance. The final payout percentage is then multiplied by the participant’s target bonus opportunity.

At the time the metrics for the 2016 short-term cash incentive program were established in February 2016, in light of the depressed commodities market at that time, the Compensation Committee determined that the target bonus opportunity for each of our Named Executive Officers should be reduced from 100% of each Named Executive Officer’s base salary in 2015 to 60% of each Named Executive Officer’s base salary in 2016. In February 2017, after reviewing our Named Executive Officers’ target bonus opportunities relative to the higher annual incentive bonus opportunities provided to similarly situated executives at our peer companies and considering the Company’s performance, the performance of the Named Executive Officers and general industry and market conditions, the Compensation Committee determined that the target bonus opportunity for each of our Named Executive Officers under the 2017 short-term cash incentive program should be increased from 60% of each officer’s base salary in 2016 to (i) 100% for Messrs. Sheffield, Dalton, Gallagher and Roberts and (ii) 75% for Mr. Hinson, in each case, of such Named Executive Officer’s base salary in effect at 2017 fiscal year-end.

In 2017, while the Compensation Committee intended to administer the program as described above, in order to retain flexibility to account for market and other conditions, the Compensation Committee reserved the right to increase or decrease final awards or terminate the 2017 short-term cash incentive program entirely at any time prior to settlement of the awards.

In February 2018, the Compensation Committee met to determine the payout percentage for each metric based on the actual level of performance achieved in 2017 for each of the qualitative and quantitative performance factors. The Compensation Committee reviewed and discussed the data regarding the Company’s performance as compared to the targets for each quantitative performance metric established for the 2017 fiscal year. The Compensation Committee did not exercise its discretion to adjust the total payout percentage based on individual performance, modify the final awards in any other way, or terminate the program during 2017.

As shown below, the Compensation Committee calculated the payout percentage for the quantitative metrics to be 68.2% by applying the actual results for each quantitative metric for the 2017 fiscal year to the targets approved by the Compensation

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Compensation Discussion and Analysis

Committee at its February 2017 meeting. We exceeded the target performance level for each of the daily average production, LOE and PDP F&D metrics, and we exceeded the maximum performance level for Cash G&A, resulting in payout percentages of 30%, 16.2% 17% and 5%, for each metric, respectively.

With respect to the qualitative metrics, the Compensation Committee considered a variety of qualitative factors in determining a payout percentage of 51.8%, as reflected in the following table:

Qualitative Factors	Achievement of Performance Objectives in 2017
Strategic Initiatives

•  Expanded the Company’s acreage footprint to increase operational capacity and growth potential;

•  Completed certain acreage trades of lower working interest properties for higher working interest operated properties;

•  Successfully delineated the Wolfcamp C formation;

•  Increased expected high-return drilling locations;

•  Improved certain areas of cost performance; and

•  Fully hedged projected 2018 production volumes.

Talent Development

•  Enhancededucational opportunities and training;

•  Expandedresponsibility for our personnel management committee;

•  Increasedthe use of human resources software to streamline key human resources processes; and

•  Maintainedhigh employee morale, as measured by employee surveys.

Safety and Environmental

•  Improved reporting capabilities;

•  Implemented employee training initiatives; and

•  Limited reportable incidents and spills year-over-year despite a significant increase in activity and exposure hours.

The following chart shows the Compensation Committee’s determination with respect to the 2017 short-term cash incentive program performance measures:

Quantitative Metrics
Metric	Threshold	Target	Maximum	Actual Result	Payout Percentage(1)
Daily Average Production/MBOEPD	59 MBOEPD	65 MBOEPD	71 MBOEPD	68 MBOEPD	30%
LOE	$4.97/Boe	$4.38/Boe	$3.50/Boe	$4.12/Boe	16.2%
PDP F&D	$13.60/Boe	$12.00/Boe	$9.00/Boe	$11.61/Boe	17%
Cash G&A	$5.12/Boe	$4.88/Boe	$4.25/Boe	$4.22/Boe	5%
SUB-TOTAL					68.2%
Qualitative Factors
Factor	Actual Result
• Strategicinitiatives • Talentdevelopment • Health/Safety/Environmental

•  Weachieved a number of strategic initiatives, including, among others, an expansion of the Company’s acreage footprint, the completion of certain acreage trades, an increase in high-return inventory, and certain improvements in cost performance.

•  Wefostered talent development through a variety of initiatives, including increased responsibility for our personnel management committee, increased use of human resources software to streamline recruiting, hiring, and promotion processes, and high employee morale.

•  Weadvanced the Company’s safety and environmental reporting capabilities, training efforts, and maintained limited reportable incidents and spills year-over-year despite substantially increased development activity.

					51.8%
TOTAL 2017 PAYOUT PERCENTAGE					120%

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Compensation Discussion and Analysis

(1)	No payout percentage is earned for a quantitative metric if the actual performance for the applicable metric is below the threshold level, and the overall payout percentages are capped at 200% of target payout.

The final payout percentage of 120%, as determined above, was then multiplied by each Named Executive Officer’s target bonus opportunity, which was, in the case of Messrs. Sheffield, Dalton, Gallagher and Roberts, 100% and, in the case of Mr. Hinson, 75%, of the Named Executive Officer base salaries in effect as of December 31, 2017, in order to calculate the total bonus payable to each Named Executive Officer.

The bonus amounts paid to the Named Executive Officers for the 2017 fiscal year under the 2017 short-term cash incentive program are outlined in the chart below and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column:

Name	Base Salary as of 12/31/17 ($)		Target Bonus as % of Base Salary		Payout Percentage		Individual Performance Adjustments ($)		Actual 2017 Bonus Award ($)
Bryan Sheffield	$810,000	X	100%	X	120%	+/-	$0	=	$972,000
Ryan Dalton	$455,000	X	100%	X	120%	+/-	$0	=	$546,000
Matthew Gallagher	$525,000	X	100%	X	120%	+/-	$0	=	$630,000
Colin Roberts	$375,000	X	100%	X	120%	+/-	$0	=	$450,000
Mike Hinson	$345,000	X	75%	X	120%	+/-	$0	=	$310,500

2017 Long-Term Incentive Awards under the LTIP

On February 16, 2017, the Compensation Committee granted RSUs and restricted stock to each of our Named Executive Officers. One-half of the awards granted were awards of Performance-Based RSUs (“Performance-Based Awards”), and the other one-half of the awards granted were awards of Time-Based Restricted Stock (“Time-Based Awards”). As described in the below section entitled “Executive Compensation Decisions Since Fiscal Year End—Conversion of RSUs,” for tax planning purposes, on February 12, 2018, the Performance-Based Awards granted to our Named Executive Officers in 2017 were converted from RSUs to restricted stock, subject to the same material terms and conditions previously applicable to such awards, as described in this section. As converted, the Performance-Based Awards are intended to be economically identical to the pre-conversion awards granted to our Named Executive Officers in 2017.

The awards will be settled in unrestricted shares of our Class A Common Stock and will accrue dividend equivalents that are settled in cash within 45 days of the settlement of the awards. The Compensation Committee determined that the relative mix of Performance-Based Awards and Time-Based Awards was appropriate for 2017 based on the particular incentives and characteristics associated with each type of award. Specifically, Performance-Based Awards are intended to ensure that a meaningful portion of our Named Executive Officers’ compensation is performance-based and variable based on the performance of our stock price relative to our peers, thus incentivizing our Named Executive Officers to achieve long-term company performance goals and aligning Named Executive Officer compensation with the value created for our stockholders over time. Time-Based Awards, as a more predictable compensation element, are intended to emphasize long-term retention and to further align our Named Executive Officers’ interests with those of our stockholders through meaningful stock ownership in the Company. In short, the combination of Performance-Based Awards and Time-Based Awards is intended to provide a balance of incentivizing sustainable Company performance over an extended time frame with our long-term retention goals. All of the Time-Based Awards granted to the Named Executive Officers in February 2017 will vest, subject to continued employment with the Company and the terms of the applicable award agreements and the LTIP, on February 16, 2020.

The performance metric applicable to the Performance-Based Awards granted in 2017 is relative total stockholder return, which measures our total stockholder return as compared to the total stockholder return of peer group companies over the three-year performance period from January 1, 2017 through December 31, 2019. Total stockholder return is calculated as the change in stock price plus dividends paid over the performance period, assuming that any dividends paid are reinvested in the applicable peer company’s stock. The stock price at the beginning and end of the performance period is calculated using the relevant company’s 20 trading-day average closing stock price leading up to the first and last day of the performance period, respectively. The peer group of companies used to measure relative total stockholder return is as follows, which is the same peer group disclosed above in the section entitled “Determining Compensation Levels—Peer Group.”

• Cabot Oil & Gas Corp.	• Gulfport Energy Corp.	• PDC Energy Inc.
• Carrizo Oil & Gas Inc.	• Laredo Petroleum Inc.	• QEP Resources, Inc.
• Cimarex Energy Co.	• Matador Resources Co.	• Rice Energy Inc.*
• Diamondback Energy Inc.	• Newfield Exploration Co.	• RSP Permian Inc.
• Energen Corp.	• Oasis Petroleum Inc.	• WPX Energy Inc.

*	On November 13, 2017, Rice Energy Inc. was acquired, via merger, by EQT Corporation, and Southwestern Energy Co. was added to the peer group as a replacement.

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Compensation Discussion and Analysis

If during the performance period any member of the above peer group is acquired, then it will be replaced by one of the substitute companies listed below. The applicable replacement company will be added to the peer group and used in lieu of the acquired company when calculating relative total stockholder return for the entire performance period. The replacement member (or members) will be automatically selected from the following list in the order enumerated below:

1. Southwestern Energy Co.*	4. Whiting Petroleum Corp.
2. Range Resources Corp.	5. Murphy Oil Corp.
3. Concho Resources Inc.	6. EP Energy Corp.

*	Southwestern Energy Co. replaced Rice Energy Inc. in the peer group in connection with its acquisition, via merger, by EQT Corporation on November 13, 2017.

During the performance period, if any member of the peer group enters into bankruptcy or is delisted and ceases to be traded on a national securities exchange (i.e., Nasdaq or NYSE), other than by reason of acquisition, then it will remain in the peer group, and its performance will be measured using a zero percent total stockholder return for purposes of the relative total stockholder return calculation from the date of such company’s bankruptcy, delisting or cessation of trading on a national securities exchange through the end of the performance period.

The Compensation Committee determined that relative total stockholder return was an appropriate performance measure over this three-year performance period, because it aligns the interests of our Named Executive Officers with those of our stockholders. In addition, due to the sustained volatility in our industry and depressed commodity prices, the Compensation Committee felt that the Performance-Based Awards should vest based on performance relative to peers in our industry.

At the end of the three-year performance period, the Performance-Based Awards will vest based on the Compensation Committee’s certification of our relative total stockholder return for the performance period as follows:

Level	Performance (Percentile Rank vs. Peers)	Payout (% of Target)
< Threshold	< 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
≥ Maximum	75th Percentile	200%

If we do not achieve the threshold level of relative total stockholder return, the Performance-Based Awards will be forfeited in their entirety. In addition, under no circumstances will the number of Performance-Based Awards that vest equal more than 200% of the target number of Performance-Based Awards originally granted. Vesting levels for performance between threshold, target, and maximum will be calculated using straight line interpolation.

Vesting of 2015 Performance-Based RSUs under the LTIP

On February 19, 2015, the Company granted performance-based RSUs to each of our Named Executive Officers, which vested based on the Company’s relative total stockholder return over the three-year performance period from January 1, 2015 through December 31, 2017. The 2015 performance-based RSUs became vested following the end of the applicable performance period on December 31, 2017, and, on February 12, 2018, the Compensation Committee determined that the Company attained a 97% cumulative total stockholder return over the three-year performance period, resulting in the third highest total stockholder return among the applicable peer group members and a performance level at the 83rd percentile. Consequently, the Company’s relative total stockholder return for the applicable performance period was in excess of the maximum performance level (i.e., greater than the 75th percentile ranking), resulting in a payout equal to 200% of the target number of performance-based RSUs granted, as reflected in the following table.

Name	Target Number of 2015 PSUs	Payout Percentage of Target	Actual Number of Shares Earned
Bryan Sheffield	67,164	200%	134,328
Ryan Dalton	29,850	200%	59,700
Matthew Gallagher	37,313	200%	74,626
Colin Roberts	19,402	200%	38,804
Mike Hinson	19,402	200%	38,804

2018 Proxy Statement	23

Compensation Discussion and Analysis

Other Compensation Elements

Health, 401(k) and Life Insurance Plans—We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), whereby employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. We provide a 200% match of salary deferrals up to 4% of eligible compensation for all employees. Such matching contributions are immediately fully vested for all participants. We may also make additional discretionary matching contributions, although no such contributions were made in 2017 or are currently being contemplated for 2018. We also pay all premiums for health insurance coverage and for life insurance coverage of $100,000 for each of our employees on a non-discriminatory basis.

Aircraft Usage—We utilize our corporate aircraft to facilitate the most efficient business travel for certain employees, members of our Board of Directors and business partners. Any permitted traveler utilizing the corporate aircraft for personal use not associated with business travel must obtain advance approval from our Chief Executive Officer, enter into a time sharing agreement, and reimburse the Company for all applicable expenses allowable and in accordance with FAA regulations. Pursuant to his employment agreement, our Chief Executive Officer is entitled to utilize the aircraft for reasonable personal use in North America at no cost to him for up to 30 hours per calendar year. The value of unreimbursed personal use of the aircraft by our Chief Executive Officer will be treated as imputed income to him for tax purposes. Our Chief Executive Officer has entered into a time sharing agreement in accordance with FAA regulations, pursuant to which he reimburses the Company for all applicable expenses allowable for flight hours exceeding the 30 hours provided for under his employment agreement. Additionally, dependents of our Named Executive Officers are permitted in limited circumstances to accompany our Named Executive Officers on business flights, provided any such flight has the appropriate extra capacity for such dependents. Please see footnote 3 to the Summary Compensation Table below for a description of corporate aircraft use by our Named Executive Officers in 2017.

Pension and Nonqualified Deferred Compensation—We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers. Our Named Executive Officers’ employment agreements provide for compensatory payments and benefits upon certain termination events, including termination events following a change of control. In addition, the employment agreements provide for limited termination and change of control protections in connection with certain awards granted pursuant to our LTIP. These provisions allow our Named Executive Officers to more objectively manage the Company and serve as a recruiting and retention tool. Except for our performance-based equity awards, which, pursuant to the employment agreements, vest based on the actual achievement of the applicable performance conditions through the date immediately prior to a change of control of the Company, we do not have any arrangements that provide for payments to executives solely upon the occurrence of a change of control (i.e., single-trigger arrangements). Pursuant to their employment agreements, the Named Executive Officers are subject to certain post-termination restrictions, including confidentiality, non-competition, and non-solicitation obligations.

For a description of the terms of the employment agreements with each of our Named Executive Officers, please see the section below entitled “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Tables.” For a more complete description of our obligations under the employment agreements in the event of a termination of employment or change of control, please see the section below entitled “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Considerations

The Compensation Committee and the Company review and consider the tax, accounting, and securities law implications of our executive compensation program.

Section 162(m)—Section 162(m) of the Code (“Section 162(m)”) prohibits deductions for compensation paid in excess of $1 million during a single fiscal year to certain executive officers. The Section 162(m) deduction limitation should not apply to the compensation paid to our Named Executive Officers under our LTIP during 2017, as such compensation was intended to fall within the transition exception to the Section 162(m) deduction limitation for compensation paid pursuant to a plan that existed prior to the time of our IPO (the “Transition Exception”). The Transition Exception will no longer be available to the Company following our 2018 Annual Meeting of Stockholders. We take the economic effects of Section 162(m) into consideration when determining the structure, implementation, and value of compensation paid to our executive officers, including the deductibility of our executive compensation program. While awards granted under our LTIP prior to the expiration of the Transition Exception, including our annual cash bonuses and equity awards, should not be subject to the deduction limitation imposed by Section 162(m), we reserve the right to pay non-deductible compensation to our executive officers if the Compensation Committee determines that such compensation is in the best interests of the Company. This may occur, for example, if the Compensation Committee determines that the payment of non-deductible compensation is necessary to attract, retain, and motivate executive officers. Given the expiration of the Transition Exception and other changes made to Section 162(m) by the “Tax Cuts and Jobs Act” enacted in 2017, which took effect in 2018, it is likely that a portion of the compensation paid to our Named Executive Officers in 2018 will be subject to the Section 162(m) deduction limitation.

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Compensation Discussion and Analysis

Accounting for Executive Compensation—Currently, all equity-based compensation is accounted for under the rules of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). This rule requires the Company to estimate the expense of each equity award over the vesting period of the award and record it as such. We are also obligated to record cash-based awards as an expense at the time our payment obligation is accrued.

Risk Assessment and Mitigation

The Compensation Committee has reviewed our executive and non-executive compensation programs and believes that they do not encourage excessive or unnecessary risk-taking. We believe that any risk inherent in our compensation programs is unlikely to have a material adverse effect on us. In designing and implementing our award structure, we and the Compensation Committee worked closely with Meridian to mitigate any risks and to minimize the creation of imprudent incentives for our executives. We do not believe that our performance-based compensation encourages unnecessary risks because the executive pay mix is sufficiently diversified over several performance metrics as well as over short-term and long-term compensation.

Our compensation program structure and policy includes the following features to prevent and safeguard against excessive risk-taking:

✓	Payments under our short-term cash incentive program are based upon the Compensation Committee’s certification and review of a variety of performance metrics, thereby diversifying the risk associated with any single performance indicator;

✓	Our long-term equity compensation rewards have performance or vesting periods of at least three years, which encourages executives to focus on sustaining the performance of the Company and its stock price;

✓	We pay compensation that is competitive with the market and our industry peers, while not being excessive;

✓	Our compensation mix is balanced among fixed and variable components, annual and long-term compensation, and cash and equity that reward performance in the Company’s and our executives’ long-term best interests;

✓	Our incentive compensation plans cap the maximum payout and implement design features that do not encourage excessive risk-taking;

✓	Our Compensation Committee has an appropriate level of discretion to reduce payments under the short-term cash incentive program;

✓	Our insider trading policy contains a general anti-hedging and, subject to limited exceptions with Audit Committee approval, anti-pledging policy for all insiders; and

✓	We do not have any agreements that provide for payments solely upon the occurrence of a change in control (except for performance-based equity awards, which vest based on the actual achievement of the applicable performance conditions through the date immediately prior to the change of control).

We believe that our executive compensation program provides our executive officers with appropriate rewards for sustained performance, without giving unnecessary weight to any one factor or type of compensation, and avoids excessive risk. Our compensation structure is designed to encourage sustained performance over a long-term period. Based on the foregoing, the Compensation Committee has concluded that the risks arising from our compensation policies and programs is not reasonably likely to have a material adverse effect on us.

Recoupment of Compensation

Our LTIP and all of our Named Executive Officers’ employment agreements are subject to deductions and clawbacks required to be made pursuant to any law, government regulation or stock exchange listing requirement or by any policy adopted by us. To date, the Board has not adopted a formal clawback policy to recoup compensation. The Sarbanes-Oxley Act of 2002 mandates that the Chief Executive Officer and Chief Financial Officer reimburse the Company for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct. In addition, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the SEC to direct national securities exchanges to prohibit the listing of any security of an issuer that fails to develop and implement a clawback policy. The Compensation Committee has reviewed the SEC’s proposed rules on incentive compensation clawbacks pursuant to the Dodd-Frank Act and evaluated the practical, administrative and other implications of adopting, implementing and enforcing a clawback policy, and intends to implement a more specific clawback policy once the SEC’s rules are finalized.

Anti-Hedging and Anti-Pledging Policy

We maintain an insider trading policy that prohibits insiders from trading shares of our Class A Common Stock when in possession of material non-public information. It also prohibits the hedging and, unless a waiver is obtained from the Audit Committee, the pledging of our shares. Since the adoption of our insider trading policy, the Audit Committee has granted two waivers to the policy’s general prohibition on pledging, authorizing our Chief Executive Officer and our President and Chief

2018 Proxy Statement	25

Compensation Discussion and Analysis

Operating Officer to pledge a small percentage of their total ownership position of our stock as collateral for bank loans. In light of our Chief Executive Officer’s and our President and Chief Operating Officer’s substantial ownership positions in the Company, which are well in excess of the Company’s stock ownership guidelines discussed below, the Audit Committee felt that these waivers were appropriate to allow the individual officers to achieve their financial planning objectives while limiting the amount of stock pledged to a small percentage of their ownership position in our stock.

Stock Ownership Guidelines

Upon the recommendation of the Nominating and Governance Committee, in 2017, the Board adopted revised stock ownership guidelines for non-employee directors and executives, including our Named Executive Officers. The details of the stock ownership guidelines applicable to our executives (including our Named Executive Officers are outlined below. All of our Named Executive Officers own stock in excess of what is required by the stock ownership guidelines.

Feature	Executives
Structure and Amount	• Chief Executive Officer = 7x annual base salary • Vice Presidents = 3x annual base salary • Other Managers = 2x annual base salary
Years to Meet Requirement	• Fiveyears
Shares that Count Towards Requirement	• Vested and unvested restricted stock • Shares held in 401(k), profit sharing or other savings accounts • Shares purchased on the open market • Shares beneficially owned with immediate family
Penalty for Failing to Meet Requirement	Penalties for failing to meet these requirements are administered by the Board on a case-by-case basis following discussion with our Chief Executive Officer and/or other officers of the Company

For information regarding the stock ownership guidelines applicable to our non-employee directors, please see the section of this Proxy Statement below entitled “Director Stock Ownership Guidelines.”

Executive Compensation Decisions Since Fiscal Year End

Conversion of RSUs

On February 12, 2018, the RSUs granted to our Named Executive Officers in 2016 and 2017 were converted into awards of restricted stock (the “Converted Awards”). As described above in the section entitled “Tax and Accounting Considerations—Section 162(m),” Section 162(m) generally prohibits deductions for compensation paid in excess of $1 million during a single fiscal year to certain executive officers; however, the Code and the Department of Treasury regulations promulgated thereunder provide a Transition Exception to the Section 162(m) deduction limitation for compensation paid pursuant to a plan that existed prior to the time a company becomes publicly held. Generally, the Transition Exception applies to any compensation received pursuant to the vesting of an award of restricted stock granted prior to the expiration of the Transition Exception; however, the Transition Exception does not apply to any other forms of stock-based compensation, including RSUs, that vest and are settled following the expiration of the Transition Exception, even if such awards were granted prior to the expiration of the Transition Exception.

The Transition Exception will no longer be applicable to the Company following our 2018 Annual Meeting of Stockholders. In order to take advantage of the tax deductibility provided by the Transition Exception, the Compensation Committee determined it was in the best interests of the Company and its stockholders to convert the outstanding RSUs granted to our Named Executive Officers in 2016 and 2017 to awards of restricted stock. The Converted Awards will be subject to the same material terms and conditions, including vesting schedules and performance criteria, applicable to such awards prior to the conversion. The Converted Awards are intended to be economically identical to the RSU awards originally granted to our Named Executive Officers in 2016 and 2017.

2018 Short-Term Cash Incentive Program

The 2018 short-term cash incentive program is structured in a similar manner as the 2017 short-term cash incentive program. In February 2018, the Compensation Committee determined that the metrics and the relative weighting of each performance metric for the 2018 short-term cash incentive program should remain the same as those used in the 2017 short-term cash incentive program. Consistent with Item 402 of Regulation S-K, additional information regarding these decisions will be discussed in our proxy statement for the 2019 Annual Meeting of Stockholders.

2018 Long-Term Incentive Awards under the LTIP

In February 2018, the Compensation Committee granted long-term incentive awards under the LTIP to each of our Named Executive Officers. As in 2017, one-half were restricted shares of our Class A Common Stock that vest based on time (referred to

26	2018 Proxy Statement

Compensation Discussion and Analysis

above as Time-Based Awards) over a three-year period. In 2017, the other half of the awards granted to our Named Executive Officers were performance-based RSUs. In 2018, however, the Compensation Committee granted restricted shares of our Class A Common Stock that vest based on performance, rather than performance-based RSUs. As discussed in the above “Conversion of RSUs” section, the change in the type of performance-based awards granted in 2018 was primarily driven by an effort to maximize tax deductions for the Company with respect to these awards. Like the performance-based RSUs we have historically granted, the 2018 performance-based restricted shares will vest based on our relative total stockholder return performance over the three-year performance period of January 1, 2018 through December 31, 2020, and the threshold, target, and maximum payout percentages remain the same as the 2017 performance-based RSUs. Due to the nature of restricted stock awards and the Compensation Committee’s desire to maximize the potential tax deduction for the Company, the maximum number of performance-based restricted shares (i.e., 200% of the target) that may vest were granted in 2018; however, these performance-based restricted shares will only vest based on actual performance achievement during the performance period, and, following the Compensation Committee’s certification of actual performance achievement, any restricted shares subject to such awards that have not vested will be forfeited. Threshold performance must be achieved before any vesting occurs, and no more than the maximum number of restricted shares subject to such awards will vest.

The Compensation Committee, with input from Meridian, determined to modify our 2017 peer group for purposes of the relative total stockholder return calculation associated with the Performance-Based Awards granted to Named Executed Officers in the first quarter of 2018. The Compensation Committee made these changes to our 2018 peer group in order to reflect the rapid growth and continuing maturation of the Company, along with the increase in assets, market capitalization, and enterprise value that resulted from the acquisitions we completed in 2017, and to provide competitors that more directly match our size and operational profile. Our peer group for the Performance-Based Awards granted in 2018 is as follows:

• Antero Resources Corp	• Encana Corporation	• QEP Resources, Inc.
• Cabot Oil & Gas Corp.	• Energen Corporation	• Range Resources Corp.
• Cimarex Energy Co.	• Marathon Oil Corporation	• RSP Permian Inc.
• Concho Resources Inc.	• Noble Energy, Inc.	• Whiting Petroleum Corp.
• Continental Resources, Inc.	• Pioneer Natural Resources Co.	• WPX Energy Inc.
• Diamondback Energy Inc.

Consistent with Item 402 of Regulation S-K, additional information regarding these decisions will be discussed in our proxy statement for the 2019 Annual Meeting of Stockholders.

CEO Letter Agreement

As described above in the section entitled “Chief Executive Officer Succession Plan,” in connection with succession plan approved by the Nominating and Governance Committee relating to Mr. Sheffield’s transition from Chief Executive Officer to Executive Chairman of the Board, the Company entered into a letter agreement with Mr. Sheffield, dated as of January 9, 2018, with respect to his compensation as our Executive Chairman of the Board (the “Letter Agreement”). It is anticipated that Mr. Sheffield will step down as our Chief Executive Officer on January 1, 2019, at which time he will serve as our Executive Chairman of the Board until December 31, 2019. Following Mr. Sheffield’s service as our Executive Chairman of the Board, it is expected that he will retire as an employee and officer of the Company, but continue serving as Chairman of the Board, a non-employee director position.

Pursuant to the terms of the Letter Agreement, during Mr. Sheffield’s employment as our Executive Chairman of the Board, his employment agreement will remain in effect, and his base compensation, benefits, and the limited perquisites to which he is entitled will remain at the same level as currently in effect. Mr. Sheffield will be eligible to receive an annual cash bonus for the 2019 fiscal year; however, Mr. Sheffield will not be granted equity-based awards during his service as our Executive Chairman of the Board.

Upon his retirement as an employee and officer of the Company, expected to occur on December 31, 2019, Mr. Sheffield will be compensated as a non-employee director while he remains Chairman of the Board, and he will no longer be entitled to any compensation as an employee or officer of the Company. The Letter Agreement includes an acknowledgement that neither the compensation arrangements provided for in the Letter Agreement, nor Mr. Sheffield’s transition from Chief Executive Officer to Executive Chairman of the Board or Mr. Sheffield’s subsequent transition from Executive Chairman of the Board to Chairman of the Board will give rise to a right on Mr. Sheffield’s part to terminate his employment with the Company and its subsidiaries for “Good Reason” (as such term is defined in Mr. Sheffield’s employment agreement).

2018 Proxy Statement	27

Compensation Discussion and Analysis

2017 Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by or paid to our executive officers during the year ended December 31, 2017. Item 402 of Regulation S-K requires compensation disclosure for our principal executive officer, principal financial officer and the three most highly compensated executive officers other than our principal executive officer and principal financial officer. These five officers are referred to as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Bryan Sheffield, Chief Executive Officer and Chairman	2017	$756,154	$3,845,852	$972,000	$25,585	$5,599,591
	2016	$653,078	$2,851,604	$745,500	$33,380	$4,283,562
	2015	$628,043	$2,750,366	$364,800	$50,003	$3,793,212
Ryan Dalton, Executive Vice President— Chief Financial Officer	2017	$436,153	$1,631,566	$546,000	$24,856	$2,638,575
	2016	$389,606	$1,225,299	$441,000	$21,200	$2,077,105
	2015	$342,500	$1,222,358	$219,450	$21,200	$1,805,508
Matthew Gallagher, President and Chief Operating Officer	2017	$503,537	$2,330,799	$630,000	$21,200	$3,485,536
	2016	$415,687	$1,527,659	$483,000	$21,200	$2,447,546
	2015	$375,000	$1,527,968	$228,000	$21,200	$2,152,168
Colin Roberts, Executive Vice President— General Counsel	2017	$366,923	$ 932,260	$450,000	$25,859	$1,775,042
	2016	$333,956	$ 840,195	$378,000	$21,200	$1,573,351
	2015	$315,000	$ 794,512	$188,100	$21,200	$1,318,812
Mike Hinson, Senior Vice President— Corporate Development	2017	$340,153	$ 699,232	$310,500	$22,187	$1,372,072
	2016	$315,798	$ 804,563	$352,800	$18,023	$1,491,184

(1)	For 2017, the amounts in this column represent the aggregate grant date fair value of the Time-Based Awards and Performance-Based Awards granted to each of our Named Executive Officers, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. For additional information regarding the assumptions underlying this calculation, please see Note 9 to our consolidated financial statements, entitled “Stock-Based Compensation,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. See the section of our Compensation Discussion and Analysis above entitled “2017 Long-Term Incentive Awards under the LTIP” and the “Grants of Plan-Based Awards Table” below for additional information regarding these awards.

(2)	In 2015, we implemented a new short-term cash incentive program under our LTIP. This new bonus program is intended to incentivize our Named Executive Officers to achieve specific financial and operational goals over the course of the year. As such, amounts earned under this program in 2015, 2016 and 2017 are reported in the “Non-Equity Incentive Plan Compensation” column rather than the “Bonus” column.

(3)	Amounts reported in the “All Other Compensation” column include Company contributions to the Named Executive Officers’ 401(k) plan retirement accounts, the value of Mr. Sheffield’s limited non-business use of aircraft owned by us, expenses paid by us for preventative health screenings at the Cooper Clinic, and certain security instruction and advisory services provided to Mr. Sheffield’s personal security representatives, as shown in the following table.

Name	401(k) Plan Company Matching Contributions (i)	Corporate Aircraft (ii)	Cooper Clinic (iii)	Security (iv)	Total
Bryan Sheffield	$21,200	$4,385	$—	$—	$25,585
Ryan Dalton	$21,200	$—	$3,656	$—	$24,856
Matthew Gallagher	$21,200	$—	$—	$—	$21,200
Colin Roberts	$21,200	$—	$4,659	$—	$25,859
Mike Hinson	$18,023	$—	$4,164	$—	$22,187

(i)	Amounts included in this column represent the amount of the Company match of 401(k) plan contributions in 2017 for each Named Executive Officer.

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(ii)	The amounts in this column represent the aggregate incremental cost to us of Mr. Sheffield’s non-business use of Company-owned aircraft. Consistent with the terms of his time sharing arrangement, Mr. Hinson also used the Company-owned aircraft for non-business purposes during 2017, but he reimbursed us for such use and the value of the reimbursement, calculated pursuant to his time sharing agreement and in accordance with FAA regulations, exceeded the aggregate incremental cost to us for each such flight. Finally, spouses, dependents, and/or guests of each of Messrs. Sheffield, Gallagher, and Hinson flew on Company-owned aircraft in certain instances when unutilized capacity on previously scheduled business flights was available; however, because such use resulted in no incremental cost to the Company, no amounts were attributed to the Named Executive Officers for this limited non-business use. These arrangements are further described above in the section of our Compensation Discussion and Analysis entitled “Other Compensation Elements—Aircraft Usage.” Incremental costs for non-business use of the Company-owned aircraft include fuel, contract crewmembers, crew meals, fixed base operator expenses (including temporary hanger fees, landing and ramp fees, etc.), catering, and ground transportation.

(iii)	In 2017, we paid all expenses associated with Messrs. Dalton’s, Roberts’s, and Hinson’s travel to and receipt of preventative health screening exams from the Cooper Clinic in Dallas, Texas. The amount in this column includes all such expenses, including air travel, hotel expenses, and the cost of the exam.

(iv)	Certain members of the Company’s security staff provided security instruction and advisory services to Mr. Sheffield’s personal security representatives in 2017. The Company did not incur any incremental costs for such services.

Grants of Plan-Based Awards

The table below includes information about awards granted to our Named Executive Officers during 2017 under our LTIP, including awards under the 2017 short-term cash incentive program, Time-Based Awards and Performance-Based Awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units(3)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(# of Shares)	($)
Bryan Sheffield		—	$810,000	$1,620,000
	02/16/2017				25,894	51,789	103,578		$2,195,854
	02/16/2017							51,789	$1,649,998
Ryan Dalton		—	$455,000	$910,000
	02/16/2017				10,985	21,971	43,942		$931,570
	02/16/2017							21,971	$699,996
Matthew Gallagher		—	$525,000	$1,050,000
	02/16/2017				15,693	31,387	62,774		$1,330,809
	02/16/2017							31,387	$999,990
Colin Roberts		—	$375,000	$750,000
	02/16/2017				6,277	12,554	25,108		$532.290
	02/16/2017							12,554	$399,970
Mike Hinson		—	$258,750	$517,500
	02/16/2017				4,708	9,416	18,832		$399,238
	02/16/2017							9,416	$299,994

(1)	Amounts in these columns represent the target and maximum estimated payouts for awards granted under our 2017 short-term cash incentive program. A threshold payout is not calculable for the non-equity incentive plan awards. The actual value of the bonuses paid to our Named Executive Officers for 2017 under this program can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, above. For additional information regarding the 2017 short-term cash incentive program, please see the section of our Compensation Discussion and Analysis above entitled “Annual Incentive Bonus—2017 Short-Term Cash Incentive Program.”

(2)	Amounts in this column represent the number of Performance-Based Awards granted in 2017 that would vest upon the achievement of a threshold, target, and maximum level of performance. The actual number of Performance-Based Awards that will vest will not be determinable until the close of the three-year performance period on December 31, 2019 and will depend on our relative total stockholder return performance over that period.

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Compensation Discussion and Analysis

(3)	This column includes the number of Time-Based Awards granted to our Named Executive Officers during 2017.

(4)	The amounts shown in this column represent the grant date fair value of each equity award granted to our Named Executive Officers in 2017 computed in accordance with FASB ASC 718. For additional information regarding the assumptions underlying this calculation, please see Note 9 to our consolidated financial statements, entitled “Stock-Based Compensation,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. For additional information regarding the Time-Based Awards and Performance-Based Awards reported in this table, please see the section of our Compensation Discussion and Analysis above entitled “2017 Long-Term Incentive Awards under the LTIP” and “Conversion of RSUs.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into employment agreements with each of our Named Executive Officers, the material terms of which are summarized below.

The employment agreement with Bryan Sheffield, our Chairman and Chief Executive Officer, has an initial three-year term that will automatically renew for successive one-year periods until terminated in writing by either party at least 60 days prior to a renewal date. The agreement provides Mr. Sheffield with an annual base salary of at least $615,000 during the term. Mr. Sheffield is also eligible to earn an annual bonus and has the right to participate in all benefits and conditions of employment generally available to our employees of the same level and responsibility. Mr. Sheffield is also entitled to the complimentary use of aircraft leased or owned by us for business purposes and also for up to 30 hours per calendar year of reasonable personal use within North America. Pursuant to the terms of his employment agreement, Mr. Sheffield is entitled to severance payments in certain limited circumstances. Severance benefits to be provided under Mr. Sheffield’s employment agreement are described in more detail below in the section titled “Potential Payments Upon Termination or Change in Control.” Mr. Sheffield is also entitled to obtain an annual physical examination at the Cooper Clinic in Dallas, Texas, at our expense under his employment agreement. For additional information regarding the terms of Mr. Sheffield’s employment with us, please see “Executive Compensation Decisions Since Fiscal Year End—CEO Letter Agreement.”

We also have employment agreements with each of (i) Matthew Gallagher, our President and Chief Operating Officer, (ii) Ryan Dalton, our Executive Vice President—Chief Financial Officer, (iii) Colin Roberts, our Executive Vice President—General Counsel, and (iv) Mike Hinson, our Senior Vice President—Corporate Development. Each agreement has an initial one-year term that will automatically renew for successive one-year periods until terminated in writing by either party at least 60 days prior to a renewal date. The agreement with Mr. Gallagher provides him with an annual base salary of at least $263,000 during the term; the agreement with Mr. Dalton provides him with an annual base salary of at least $253,000 during the term; the agreement with Mr. Roberts provides him with an annual base salary of at least $300,000 during the term; and the agreement with Mr. Hinson provides him with an annual base salary of at least $232,321 during the term. Each executive is also eligible to earn an annual bonus and has the right to participate in all benefits and conditions of employment generally available to our employees of the same level and responsibility. Pursuant to the terms of each employment agreement, each executive is entitled to severance payments in certain limited circumstances. Severance benefits to be provided under the employment agreements with Messrs. Gallagher, Dalton, Roberts and Hinson are described in more detail below in the section titled “Potential Payments Upon Termination or Change in Control.” Messrs. Gallagher, Dalton, Roberts and Hinson are also entitled to obtain a bi-annual physical examination at the Cooper Clinic in Dallas, Texas, at our expense under their employment agreements.

Outstanding Awards at Fiscal Year End

The awards reported below reflect the restricted stock and RSU awards each Named Executive Officer held as of December 31, 2017:

Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Bryan Sheffield	186,018	$5,476,370	237,708	$6,998,124
Ryan Dalton	104,570	$3,078,541	101,576	$2,990,397
Matthew Gallagher	129,506	$3,812,657	134,630	$3,963,507
Colin Roberts	76,121	$2,241,002	64,628	$1,902,648
Mike Hinson	69,716	$2,052,439	56,676	$1,668,541

(1)

The awards reported in this column include time-based restricted shares of our Class A Common Stock granted to our Named Executive Officers on May 29, 2014 (other than Mr. Sheffield, who did not receive an award on that date) and February 16, 2017 and time-based restricted stock units granted to our Named Executive Officers on February 19, 2015 and February 18, 2016. On February 12, 2018, the time-based restricted stock units granted February 18, 2016 that vest in 2019 were

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converted into time-based restricted stock awards with the same material terms and conditions as the original restricted stock units, including vesting schedules. For additional information, please see the section of our Compensation Discussion and Analysis above entitled “Conversion of RSUs.” Each award is scheduled to vest as follows:

Name	Vesting Date	Number of Time- Based Awards to Vest
Bryan Sheffield	02/16/2020	51,789
	02/18/2019	67,065
	02/19/2018	67,164
Ryan Dalton	02/16/2020	21,971
	02/18/2019	28,817
	02/19/2018	29,850
	05/29/2018	23,932
Matthew Gallagher	02/16/2020	31,387
	02/18/2019	35,928
	02/19/2018	37,313
	05/29/2018	24,878
Colin Roberts	02/16/2020	12,554
	02/18/2019	19,760
	02/19/2018	19,402
	05/29/2018	24,405
Mike Hinson	02/16/2020	9,416
	02/18/2019	18,922
	02/19/2018	19,402
	05/29/2018	21,976

In each case, vesting is generally contingent upon the continued provision of services by the Named Executive Officers to us from the date of grant through the date of vesting.

(2)	The amounts in this column were calculated by multiplying the number of awards reported by $29.44, the closing price of our Class A Common Stock on the New York Stock Exchange on December 29, 2017.

(3)

The awards reported in this column represent Performance-Based Awards granted to our Named Executive Officers on February 18, 2016 and February 16, 2017. On February 12, 2018, the performance-based restricted stock units granted on February 18, 2016 with a performance period ending on December 31, 2018 were converted into performance-based restricted stock awards with the same material terms and conditions as the original restricted stock units, including performance period and performance criteria. For additional information, please see the section of our Compensation Discussion and Analysis above entitled “Conversion of RSUs.” The number of outstanding Performance-Based Awards reported reflects the maximum number of Performance-Based Awards that could be delivered under the awards reported. This estimate is calculated based on our relative total stockholder return ranking for the applicable performance period as of December 31, 2017, and is not necessarily indicative of what the payout percent earned will be at the end of the performance period. Subject to the attainment of certain performance criteria as discussed in the section of our Compensation Discussion

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Compensation Discussion and Analysis

and Analysis entitled “2017 Long-Term Incentive Awards under the LTIP” above, each award is scheduled to vest as described in the table below:

Name	End of Performance Period	Maximum Number of Performance-Based Awards to Vest
Bryan Sheffield	12/31/2019	103,578
	12/31/2018	134,130
Ryan Dalton	12/31/2019	43,942
	12/31/2018	57,634
Matthew Gallagher	12/31/2019	62,774
	12/31/2018	71,856
Colin Roberts	12/31/2019	25,108
	12/31/2018	39,520
Mike Hinson	12/31/2019	18,832
	12/31/2018	37,844

Option Exercises and Stock Vested

The table below reflects Performance-Based RSUs which vested during the fiscal year ended December 31, 2017. We have not granted stock options pursuant to our LTIP since its inception.

	Stock Awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Bryan Sheffield	134,328	$3,954,616
Ryan Dalton	59,700	$1,757,568
Matthew Gallagher	74,626	$2,196,989
Colin Roberts	38,804	$1,142,390
Mike Hinson	38,804	$1,142,390

(1)	Amounts in this column represent Performance-Based Awards granted in 2015 which became vested at the end of the performance period on December 31, 2017.

(2)	The value realized on the vesting of the Performance-Based Awards was calculated as the number of shares earned (including shares withheld for tax withholding purposes) multiplied by $29.44, the closing price of our Class A Common Stock on December 29, 2017, the last trading day of the performance period.

Potential Payments Upon Termination or Change in Control

Employment Agreements

As described above in the section entitled “Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards Table,” we have entered into amended employment agreements with each of our Named Executive Officers. The following summarizes the impact of certain termination events or the occurrence of a “change of control” on each Named Executive Officer’s entitlement to severance and other benefits under these amended employment agreements.

Mr. Sheffield

Pursuant to the terms of his employment agreement, as amended, Mr. Sheffield would be entitled to accrued but unpaid base salary, reimbursements of properly incurred business expenses, and other employee benefits (the “Accrued Obligations”) in the event his employment were terminated upon either our or Mr. Sheffield’s provision of a notice of nonrenewal, by us for “Cause” or by Mr. Sheffield without “Good Reason” (each as defined below), and Mr. Sheffield would forfeit all unvested outstanding equity awards he held as of the date of termination.

Furthermore, in the event we were to terminate Mr. Sheffield without Cause, or Mr. Sheffield were to terminate his employment for Good Reason, he would be entitled to (i) the Accrued Obligations, (ii) continued salary payments for 24 months, (iii) a lump sum amount equal to two times the average of the three most recent annual bonuses actually paid in the three-year period preceding the termination date, which amount would be paid on the first regular pay date immediately following the payment of the last installment due to Mr. Sheffield under the foregoing clause (ii), (iv) if Mr. Sheffield were to elect to continue coverage under the

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Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursement for a period of up to 18 months for the difference between the amount he would pay to effect and continue such coverage and the employee contribution amount that he would pay if he were still an active employee, and (v) outplacement services for up to 12 months following the termination date or such time as Mr. Sheffield obtained reasonably comparable employment, whichever is earlier (the benefits described in clauses (i), (iv) and (v), collectively, the “CEO Severance Benefits”). Additionally, upon a termination by us without Cause or a termination by Mr. Sheffield for Good Reason, (x) a pro-rata portion of Mr. Sheffield’s unvested outstanding time-based equity awards would immediately vest and (y) a pro-rata portion of Mr. Sheffield’s unvested outstanding performance-based equity awards would vest at the end of the applicable performance period based on the actual achievement of the applicable performance conditions through the end of the performance period.

In the event Mr. Sheffield was terminated by reason of death or “Disability” (as defined below), he would be entitled to (i) the Accrued Obligations, (ii) continued base salary through the end of the fiscal year in which he was terminated, (iii) a pro-rata portion of the annual bonus based on the actual achievement of applicable performance conditions for the year in which he was terminated, (iv) acceleration in full of all unvested outstanding time-based equity awards held by Mr. Sheffield, and (v) acceleration at target of all unvested outstanding performance-based equity awards held by Mr. Sheffield.

Upon a “Change of Control” (as defined below), so long as Mr. Sheffield was employed on the date that is immediately prior to the occurrence of the Change of Control, all unvested outstanding performance-based equity awards shall immediately vest based on the actual achievement of the applicable performance conditions measured from the first day of the applicable performance period through the date immediately prior to the Change of Control.

Finally, if within 24 months following a Change of Control we were to terminate Mr. Sheffield without Cause, or Mr. Sheffield were to terminate his employment for Good Reason, he would be entitled to the CEO Severance Benefits described above, plus (i) continued salary payments for 36 months, and (ii) a lump sum amount equal to three times the average of the three most recent annual bonuses actually paid in the three-year period preceding the termination date, which amount would be paid on the first regular pay date immediately following the payment of the last installment due to Mr. Sheffield under the foregoing clause (i). Additionally, upon such a termination following a Change of Control, all unvested outstanding time-based equity awards held by Mr. Sheffield would be accelerated in full.

Mr. Sheffield’s employment agreement also contains certain restrictive covenants, which would require Mr. Sheffield to preserve and protect our confidential information and work product and, for a one-year period following his termination of employment (six months in the event he was terminated by us without Cause or terminated his employment for Good Reason), to refrain from competing with us (except with respect to the operation of certain wells specifically referenced in the agreement) or soliciting our employees. Additionally, Mr. Sheffield’s employment agreement requires the execution of a release to receive the severance benefits (other than the Accrued Obligations) described above. The Letter Agreement that the Company entered into with Mr. Sheffield includes an acknowledgement that none of the compensation arrangements provided for in the Letter Agreement, Mr. Sheffield’s transition from Chief Executive Officer to Executive Chairman of the Board or Mr. Sheffield’s subsequent transition from Executive Chairman of the Board to Chairman of the Board will give rise to a right on Mr. Sheffield’s part to terminate his employment with the Company and its subsidiaries for “Good Reason” (as such term is defined in Mr. Sheffield’s employment agreement).

Messrs. Gallagher, Dalton, Roberts and Hinson

Pursuant to the terms of their employment agreements, as amended, Messrs. Gallagher, Dalton, Roberts and Hinson would be entitled to the Accrued Obligations in the event their employment was terminated upon the provision of a notice of nonrenewal (either by us or by the executive), by us for Cause or by the executive without Good Reason, and Messrs. Gallagher, Dalton, Roberts and Hinson would forfeit all unvested outstanding equity awards held as of the date of termination.

Furthermore, in the event we were to terminate Messrs. Gallagher, Dalton, Roberts or Hinson without Cause, or the executive terminated his employment for Good Reason, he would be entitled to (i) the Accrued Obligations, (ii) a lump-sum cash payment equal to 1.25 times the sum of (A) his base salary and (B) the average of the three most recent annual bonuses actually paid in the three-year period preceding the date of termination (or the period of his employment, if shorter), which amount would be paid on the first business day following the release consideration period (a 60-day period following the date of termination of employment) (the foregoing clauses (A) and (B) together, the “Cash Severance”), (iii) if the executive were to elect to continue coverage under COBRA, then he would be entitled to reimbursement for a period of up to 18 months for the difference between the amount he would pay to effect and continue such coverage and the employee contribution amount that he would pay if he were still an active employee, and (iv) outplacement services for up to six months following the termination date or such time as the executive obtained reasonably comparable employment, whichever is earlier (the benefits described in clauses (i), (iii) and (iv), collectively, the “VP Severance Benefits”). Additionally, upon a termination by us without Cause or a termination by Messrs. Gallagher, Dalton, Roberts or Hinson for Good Reason, (x) a pro-rata portion of the executive’s unvested outstanding time-based equity awards (other than awards of restricted stock granted to the executive on May 29, 2014) would immediately vest and (y) a pro-rata portion of the executive’s unvested outstanding performance-based equity awards would vest at the end of the applicable performance period based on the actual achievement of the applicable performance conditions through the end of the performance period.

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Compensation Discussion and Analysis

In the event Messrs. Gallagher, Dalton, Roberts or Hinson were terminated by reason of death or Disability, the executive would be entitled to (i) the Accrued Obligations, (ii) continued base salary through the end of the fiscal year in which the executive was terminated, (iii) a pro-rata portion of the annual bonus based on the actual achievement of applicable performance conditions for the year in which the executive was terminated, (iv) acceleration in full of all unvested outstanding time-based equity awards held by the executive, and (v) acceleration at target of all unvested outstanding performance-based equity awards held by the executive.

Upon a Change of Control, so long as the executive was employed on the date that is immediately prior to the occurrence of the Change of Control, all unvested outstanding performance-based equity awards shall immediately vest based on the actual achievement of the applicable performance conditions measured from the first day of the applicable performance period through the date immediately prior to the Change of Control.

Finally, if within 12 months following a Change of Control we were to terminate Messrs. Gallagher, Dalton, Roberts or Hinson without Cause, or Messrs. Gallagher, Dalton, Roberts or Hinson were to terminate their employment for Good Reason, they would be entitled to the VP Severance Benefits described above plus an additional 0.75 times the Cash Severance. Additionally, upon such a termination following a Change of Control, all unvested outstanding time-based equity awards held by the executives upon such a termination would be accelerated in full.

The employment agreements with each of Messrs. Gallagher, Dalton, Roberts and Hinson also contain certain restrictive covenants, which would require the executives to preserve and protect our confidential information and work product and, for a one-year period following his termination of employment (six months in the event he was terminated by us without Cause or terminated his employment for Good Reason), to refrain from competing with us or soliciting our employees. Additionally, the employment agreements with each of Messrs. Gallagher, Dalton, Roberts and Hinson require the execution of a release to receive the severance benefits (other than the Accrued Obligations) described above.

Employment Agreement Defined Terms

As used in the employment agreements, “Cause” generally means: (i) violation of our substance abuse policy; (ii) refusal or inability (other than by reason of death or Disability) to perform the duties assigned to the executive; (iii) acts or omissions evidencing a violation of the executive’s duties of loyalty and good faith, candor, fair and honest dealing, integrity, or full disclosure to us, as well as any acts or omissions which constitute self-dealing; (iv) willful disobedience of lawful orders, policies, regulations, or directives issued to the employee; (v) conviction or commission of a felony, a crime of moral turpitude, or a crime that could reasonably be expected to impair the ability of the executive to perform his duties; (vi) breach of any part of the employment agreement by the executive; (vii) revocation or suspension of any necessary license or certification; (viii) generation of materially incorrect financial, geological, seismic or engineering projections, compilations or reports; or (ix) a false statement by the executive to obtain his position, in each case as determined by the Board in good faith and in its sole and absolute discretion.

As used in the employment agreements, “Good Reason” generally means: (i) a material diminution in the executive’s base compensation; (ii) a material diminution in the executive’s authority, duties, or responsibilities; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, in each case, without the employee’s consent. Mr. Sheffield’s employment agreement provides that a requirement that he begin reporting to a corporate officer or employee rather than directly to our Board of Directors or a material diminution in the budget over which he retains authority would also constitute a “Good Reason.” The executive must provide written notice to us and we must be given an opportunity to resolve the issue prior to terminating his employment for Good Reason.

As used in the employment agreements, “Disability” generally means the executive’s inability to perform the essential functions of his position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days.

As used in the employment agreements, “Change of Control” generally means the occurrence of any of the following events:

(i) A “change in the ownership of the company,” which would occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in us that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock.

(ii) A “change in the effective control of the company,” which would occur on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of our stock possessing 35% or more of the total voting power of our stock; or (B) a majority of the members of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election.

(iii) A “change in the ownership of a substantial portion of the company’s assets,” which would occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the

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date of the most recent acquisition) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

If, at the time the employment agreements were entered into, any person or persons already met one of the ownership thresholds enumerated above, the acquisition of additional shares, assets, or control would not be considered a “Change of Control.” A Change of Control of the entity for whom an employee performs services, of an entity that is a stockholder owning more than 50% of our total fair market value or total voting power (a “majority stockholder”), or of any entity in a chain of entities in which each entity is a majority stockholder of another entity in the chain, ending in us, would also constitute a “Change of Control.”

The foregoing description is not intended to be a comprehensive summary of the employment agreements and is qualified in its entirety by reference to such agreements, which are on file with the SEC. The following table sets forth the payments and benefits that would be received by each Named Executive Officer in the event a termination of employment or a Change of Control of the Company had occurred on December 31, 2017, over and above any payments or benefits he otherwise would already have been entitled to or vested in on such date under any employment contract or other plan of the Company.

Executive	Termination of Employment by the Company Without Cause or by Executive for Good Reason ($)		Termination of Employment by Death or Disability ($)		Termination by Company Without Cause or by Executive for Good Reason following Change of Control ($)(1)		Termination of Employment by the Company For Cause, by Notice of Non- Renewal, or by Executive Without Good Reason ($)	Change of Control ($)
Bryan Sheffield
Cash Payments	$2,770,925	(2)	$972,000	(3)	$4,156,387	(2)	—	—
Accelerated Equity	$6,763,840	(4)	$8,975,432	(5)	$5,476,370	(6)	—	$5,674,712	(7)
Reimbursement of COBRA Premiums (8)	$37,329		—		$37,329		—	—
Outplacement Services	$16,000		—		$16,000		—	—
Total	$9,588,094		$9,947,432		$9,686,086		$0	$5,674,712
Ryan Dalton
Cash Payments	$968,938	(2)	$546,000	(3)	$1,550,300	(2)	—	—
Accelerated Equity	$2,928,573	(4)	$4,573,740	(5)	$3,078,541	(6)	—	$2,428,952	(7)
Reimbursement of COBRA Premiums (8)	$37,329		—		$37,329		—
Outplacement Services	$8,000		—		$8,000		—
Total	$3,942,840		$5,119,740		$4,674,170		$0	$2,428,952
Matthew Gallagher
Cash Payments	$1,098,333	(2)	$630,000	(3)	$1,757,333	(2)	—	—
Accelerated Equity	$3,732,521	(4)	$5,794,410	(5)	$3,812,657	(6)	—	$3,161,446	(7)
Reimbursement of COBRA Premiums (8)	$37,329		—		$37,329		—	—
Outplacement Services	$8,000		—		$8,000		—	—
Total	$4,876,183		$6,424,410		$5,615,319		$0	$3,161,446
Colin Roberts
Cash Payments	$829,625	(2)	$450,000	(3)	$1,327,400	(2)	—	—
Accelerated Equity	$1,928,762	(4)	$3,192,326	(5)	$2,241,002	(6)	—	$1,581,844	(7)
Reimbursement of COBRA Premiums (8)	$37,329		—		$37,329		—	—
Outplacement Services	$8,000		—		$8,000		—	—
Total	$2,803,716		$3,642,326		$3,613,731		$0	$1,581,844
Mike Hinson
Cash Payments	$772,467	(2)	$310,500	(3)	$1,235,947	(2)	—	—
Accelerated Equity	$1,818,862	(4)	$2,886,710	(5)	$2,052,439	(6)	—	$1,427,926	(7)
Reimbursement of COBRA Premiums (8)	$37,329		—		$37,329		—	—
Outplacement Services	$8,000		—		$8,000		—	—
Total	$2,636,658		$3,197,210		$3,333,715		$0	$1,427,926

2018 Proxy Statement	35

Compensation Discussion and Analysis

(1)	A termination in connection with a Change of Control must occur within 12 months of the change of control for Messrs. Dalton, Gallagher, Roberts, and Hinson and within 24 months of the change of control for Mr. Sheffield.

(2)	These amounts are calculated based upon the executive’s base salary at the time of termination and the value of the average of the three most recent annual bonuses actually paid to the executive in the three-year period preceding termination of employment, multiplied by the applicable severance multiplier and paid either in lump-sum or as continued base salary, in each case, as described in the narrative above.

(3)	These amounts reflect the pro-rata portion of the 2017 annual bonus based on the actual achievement of applicable performance conditions. Because we have assumed that the termination of employment due to death or disability occurred on December 31, 2017, this reflects the full amount of the 2017 annual bonus based on the actual achievement of applicable performance conditions.

(4)	These amounts are calculated by multiplying a pro-rata portion of all Time-Based Awards outstanding as of December 31, 2017 and a pro-rata portion of the outstanding Performance-Based Awards based on actual performance for each Performance-Based Award as of December 31, 2017 by $29.44, the closing price of our Class A Common Stock on the New York Stock Exchange on December 29, 2017; provided, however, any actual payout received would be determined by the Compensation Committee at the time the executive actually terminates in accordance with the terms of the applicable agreement.

(5)	These amounts are calculated by multiplying the number of all Time-Based Awards and the target number of all Performance-Based Awards outstanding as of December 31, 2017 by $29.44, the closing price of our Class A Common Stock on the New York Stock Exchange on December 29, 2017.

(6)	These amounts are calculated by multiplying the number of all Time-Based Awards outstanding as of December 31, 2017 by $29.44, the closing price of our Class A Common Stock on the New York Stock Exchange on December 29, 2017. These amounts do not include the value of accelerated Performance-Based Awards, which vest upon a Change of Control alone based on actual performance through the date immediately preceding the Change of Control. The estimated value of the Performance-Based Awards payable upon a Change of Control is reported in the column entitled “Change of Control” in the table above.

(7)	These amounts are calculated by multiplying a number of Performance-Based Awards based on actual performance for each Performance-Based Award as of December 31, 2017 by $29.44, the closing price of our Class A Common Stock on the New York Stock Exchange on December 29, 2017; provided, however, any actual payout received would be determined by the Compensation Committee at the time the executive actually terminates in accordance with the terms of the applicable agreement.

(8)	The COBRA reimbursement amount is based on 2018 premiums, which are assumed for purposes of this table to remain the same for 18 months.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees to the annual total compensation of our Chief Executive Officer, Mr. Sheffield.

For 2017, our last completed fiscal year:

•	The median of the total annual compensation of all employees of the Company (other than our Chief Executive Officer) was $152,120; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table above, was $5,599,591.

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Sheffield to the median of the annual total compensation of all employees was reasonably estimated to be 37 to 1.

Methodology and Assumptions

The median total annual compensation represented above reflects the compensation actually paid to an individual employed by us whose compensation reflects the median level of compensation paid to all of our employees. To identity this median employee, as well as to determine the ratio of the total annual compensation of the median employee to the total annual compensation of our Chief Executive Officer, we took the following steps:

Employee Population Determination Date. We selected December 31, 2017 as the date on which to establish our employee population for purposes of identifying our median employee. As of December 31, 2017, our employee population consisted of approximately 460 individuals, including all individuals employed by the company or any of its consolidated subsidiaries, whether as full-time, part-time, seasonal, or temporary workers.

36	2018 Proxy Statement

Compensation Discussion and Analysis

This population does not include independent contractors engaged by the Company. All of our employees are located in the United States.

Identifying Our Median Employee using a Consistently Applied Compensation Measure. In identifying our median employee, we utilized the annual total compensation for each employee as reported in Box 1 of each employee’s Form W-2 provided to the Internal Revenue Service for 2017 (“W-2 Compensation”) with the following modifications:

•	For individuals employed for all of 2016 and 2017, we used W-2 Compensation less the value of any equity award vesting events that occurred in 2017 plus the grant date fair value of any equity awards granted to such individuals in 2017. We made this adjustment to capture the value of equity awards in the year of grant, as opposed to the year of vesting, because we believe grant date fair value is more representative of the Company’s cyclical grant practices, and such adjustments provide a better comparison to employees hired in 2016 or 2017 that did not have any equity awards vest in 2017.

•	We used the same compensation measure for individuals employed for a portion of 2016 and all of 2017, except we annualized the amount of such individuals’ annual bonuses earned for 2016 that were paid in the first quarter of 2017. For individuals hired in 2016, actual annual bonus amounts for 2016 that were paid in 2017 were prorated based on the portion of 2016 that such individuals were employed by the Company. We believe this adjustment is more reflective of the annual compensation that will be received by such individuals going forward and provides a more commensurate compensation measure in determining the median of the total annual compensation of all our employees.

•	For the employees hired during 2017, we annualized the compensation received by each such employee in 2017 in order to establish a more direct comparison to the annual total compensation of our employees that were employed for all of 2017. Such annualization adjustments included target annual bonus amounts for the employees hired in 2017 in order to more closely approximate the compensation such employees would have received had they been employed by the Company for all of 2017 and to compare such annualized amounts with the annual total compensation of our other employees.

No cost-of-living adjustments were made in identifying our median employee. In addition, any relocation payments or one-time signing bonuses received by our employees were excluded from the total annual compensation calculations, as we believe such non-routine payments are not reflective of the total annual compensation received by our employees.

We believe the above methodology provided a reasonable basis for determining each employee’s total annual compensation as well as an economical method of evaluating our employee population’s total annual compensation and identifying our median employee. The forgoing calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2017, in order to identify our median employee.

Determining the CEO Pay Ratio. Following the identification or our median employee, we calculated each element of our median employee’s annual compensation for 2017 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, which resulted in annual total compensation of $152,120. The compensation assumptions used to identify our median employee were not used to calculate this figure, which was calculated strictly pursuant to the applicable SEC rules identified in the preceding sentence. Similarly, the 2017 annual total compensation of our CEO was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table above.

Director Compensation

Bryan Sheffield, our Chief Executive Officer, and, effective January 9, 2018, Matthew Gallagher, our President and Chief Operating Officer, are members of our Board of Directors but are employed by us and, as such, they receive no additional compensation for their service on our Board of Directors.

Attracting and retaining qualified non-employee directors is critical to the future value growth and governance of the Company. For the first half of 2017, our non-employee directors (including our Lead Director, with respect to the lead director retainer) received the following compensation on a prorated basis (the “1H 2017 Director Compensation Program”):

•	An annual cash retainer of $75,000;

•	An annual cash retainer of (i) $15,000 for the Audit Committee Chairman; (ii) $15,000 for the Compensation Committee Chairmen; and (iii) $10,000 for the Nominating and Governance Committee Chairman;

•	A per meeting fee of $1,000;

•	An annual equity grant of restricted stock (or RSUs) equal in value to approximately $170,000 at grant date, vesting in full on the first anniversary of the date of grant; and

•	An additional annual cash retainer of $20,000 for the Lead Director.

Each director is also reimbursed for (i) travel and expenses associated with the attendance of meetings and activities of our Board of Directors or its committees, and (ii) travel and expenses related to each director’s participation in general education and orientation programs for directors.

2018 Proxy Statement	37

Compensation Discussion and Analysis

In June 2017, the Compensation Committee evaluated director compensation in light of our updated peer group. Based on its review of the director compensation of our peers, market data supplied by Meridian, and the increased responsibilities of the Board of Directors in light of our rapid growth, the Compensation Committee modified our director compensation program as indicated below, including to eliminate the payment of any per meeting fees. Our non-employee directors (including our Lead Director, with respect to the lead director retainer) received the following compensation on a prorated basis for the remainder of 2017 following June 2, 2017 (together with the 1H 2017 Compensation Program, the “2017 Director Compensation Program”):

•	An annual cash retainer of $90,000;

•	An annual cash retainer of (i) $15,000 for the Audit Committee Chairman; (ii) $15,000 for the Compensation Committee Chairmen; and (iii) $10,000 for the Nominating and Governance Committee Chairman;

•	An annual equity grant of restricted stock (or RSUs) equal in value to approximately $170,000 at grant date, vesting in full on the first anniversary of the date of grant; and

•	An additional annual cash retainer of $30,000 for the Lead Director.

Each director is also reimbursed for (i) travel and expenses associated with the attendance of meetings and activities of our Board of Directors or its committees, and (ii) travel and expenses related to each director’s participation in general education and orientation programs for directors.

On February 16, 2017, the Compensation Committee made a pro-rata grant of 2,667 restricted shares of our Class A Common Stock to Mr. Windlinger for services to be provided from when he joined the Board of Directors in December 2016 until the 2017 Annual Meeting, which vested on July 28, 2017. Consistent with our 2017 Director Compensation Program, on June 2, 2017, the Compensation Committee made grants of 5,640 restricted shares of our Class A Common Stock to each of our non-employee directors for services provided, and to be provided, until the next Annual Meeting. These awards of restricted stock will vest in full on the first anniversary of the date of grant and are subject to forfeiture pursuant to the terms of the notice of grant and award agreement under which they were granted as well as the terms of the LTIP prior to that date. Additionally, in connection with her appointment as a director on August 1, 2017, the Compensation Committee made a pro-rata grant of 4,858 restricted shares of our Class A Common Stock to Ms. Hughes for services to be provided from the date she joined the Board of Directors until the 2018 Annual Meeting. This award will vest in full on June 2, 2018 when the awards of restricted stock made to other non-employee directors vest.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Total ($)
A.R. Alameddine	$124,500	$169,990		$294,490
Ron Brokmeyer	$84,500	$169,990		$254,490
William Browning	$99,500	$169,990		$269,490
Dr. Hemang Desai	$84,500	$169,990		$254,490
Karen Hughes (3)	$45,000	$142,340		$187,340
David H. Smith	$94,500	$169,990		$264,490
Jerry Windlinger	$84,500	$254,960	(4)	$339,460

(1)	The amounts in this column represent annual cash retainers and meeting fees earned and paid with respect to 2017.

(2)	The amounts in this column represent the aggregate grant date fair value of the restricted shares granted during 2017 to each director, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. These amounts were calculated based on the closing market price for our shares on the New York Stock Exchange on the date of grant. For additional information regarding the assumptions underlying this calculation, please see Note 9 to our consolidated financial statements, entitled “Stock-Based Compensation,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Our directors do not hold any stock option awards in the Company. The aggregate number of restricted stock awards held by each director as of December 31, 2017 is as follows: Mr. Alameddine, 12,397; Mr. Brokmeyer, 5,640; Mr. Browning, 5,640; Dr. Desai, 5,640; Ms. Hughes, 4,858; Mr. Smith, 12,397; and Mr. Windlinger, 5,640.

(3)	Ms. Hughes was appointed as a director on August 1, 2017.

(4)

This figure represents both (i) the pro-rata grant to Mr. Windlinger of restricted shares on February 16, 2017 in connection with services performed from the date he joined the Board of Directors in December 2016 until the 2017 Annual Meeting and

38	2018 Proxy Statement

Compensation Discussion and Analysis

(ii) the award of restricted shares granted to all non-employee members of the Board of Directors on June 2, 2017 in connection with services to be performed for the period from the 2017 Annual Meeting until the 2018 Annual Meeting.

Director Stock Ownership Guidelines

Upon the recommendation of the Nominating and Governance Committee, in 2017 the Board adopted revised stock ownership guidelines for non-employee directors and executives. The details of our stock ownership guidelines applicable to non-employee directors are outlined below. For information regarding the stock ownership guidelines applicable to our executives, including our Named Executive Officers, please see the section of our Compensation Discussion and Analysis entitled “Stock Ownership Guidelines.” The majority of our directors own sufficient stock to satisfy our director stock ownership guidelines. Depending on the applicable director’s date of appointment to our Board of Directors, individual directors have three to four years remaining to acquire sufficient stock to satisfy these director stock ownership guidelines.

Feature	Non-Employee Directors
Structure and Amount	7x annual cash retainer
Years to Meet Requirement	Five years
Shares that Count Towards Requirement	• Vested and unvested restricted stock • Shares held in 401(k), profit sharing or other savings accounts • Shares purchased on the open market • Shares beneficially owned with immediate family
Penalty for Failing to Meet Requirement	Handled on a case-by-case basis following discussion with Chairman of the Board

2018 Proxy Statement	39

Equity Compensation Plan Information

The following table sets forth information about our Class A Common Stock that may be issued under equity compensation plans as of December 31, 2017:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	2,404,505	$—	9,392,061
Total	2,404,505	$—	9,392,061

(1)	This column reflects all shares subject to time-based restricted stock units and the maximum number of shares subject to performance-based restricted stock units granted under the LTIP outstanding and unvested as of December 31, 2017. Because the number of shares to be issued upon settlement of outstanding performance-based restricted stock units is subject to performance conditions, the number of shares of our Class A Common Stock actually issued may be substantially less than the number reflected in this column. No stock options or warrants have been granted under the LTIP.

(2)	No stock options have been granted under the LTIP, and restricted stock units reflected in column (a) are not reflected in this column as they do not have an exercise price.

(3)	This column reflects the total number of shares remaining available for issuance under the LTIP.

Our only equity compensation plan is the LTIP. The LTIP was approved by our stockholders prior to our IPO but has not been approved by our public stockholders. Please read Note 9 to our consolidated financial statements, entitled “Stock-Based Compensation,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for a description of our equity compensation plans. In addition, a detailed description of the terms of the LTIP is available in our registration statement on Form S-1, last filed on May 22, 2014, under the heading “Executive Compensation—2014 Long-Term Incentive Plan.”

40	2018 Proxy Statement

Compensation Committee Interlocks and Insider Participation

During 2017, our last completed fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on our Board or Compensation Committee. Further, no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

2018 Proxy Statement	41

Corporate Governance

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following subjects, among others:

•	the size of the Board of Directors;

•	qualifications and independence standards for the Board of Directors;

•	director responsibilities;

•	Board leadership;

•	meetings of the Board and of non-management directors;

•	committee functions and independence of committee members;

•	director compensation;

•	annual performance evaluations and succession planning;

•	review of governance policies, including the Company’s Code of Business Conduct and Ethics, a copy of which is posted on the Company’s website at www.parsleyenergy.com;

•	stockholder communications with directors; and

•	access to independent advisors, senior management and other employees.

The Corporate Governance Guidelines are posted on the Company’s website at www.parsleyenergy.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board’s leadership structure on an annual basis.

The Board previously determined that the optimal Board leadership structure for us was served by the role of Chairman of the Board being held by our Chief Executive Officer, Mr. Sheffield. The Board determined that this leadership structure was optimal for us because it believed that having one leader serving as both the Chairman of the Board and Chief Executive Officer provides decisive, consistent and effective leadership. By meeting in executive sessions on a regular basis, the independent directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. In February 2018, the Nominating and Governance Committee, in connection with its annual review of the efficacy of the Board’s leadership structure, determined to recommend to the Board that Mr. Alameddine continue as the Board’s independent lead director. The Board adopted the recommendation of the Nominating and Governance Committee at its February 2018 meeting and Mr. Alameddine’s continued service as Lead Director of the Board was approved. As Lead Director, Mr. Alameddine is responsible for preparing an agenda for the meetings of the independent directors in executive session and for providing the independent directors’ guidance and feedback to our management team.

In January 2018, the Nominating and Governance Committee recommended to the Board, and the Board approved, a Chief Executive Officer succession plan. Pursuant to the succession plan, Mr. Sheffield, our current Chairman of the Board and Chief Executive Officer, will step down as Chief Executive Officer effective January 1, 2019, at which time he will remain an employee and officer in the role of Executive Chairman of the Board. In his role as Executive Chairman of the Board, Mr. Sheffield will continue to act as Chairman of the Board. Concurrently with Mr. Sheffield stepping down as Chief Executive Officer, Mr. Gallagher, our current President and Chief Operating Officer, will succeed Mr. Sheffield as Chief Executive Officer, and be appointed President and Chief Executive Officer, thereby separating the offices of Chairman of the Board and Chief Executive Officer. We believe that separating these positions will allow Mr. Gallagher to focus on our day-to-day business and operations, while allowing Mr. Sheffield, in accordance with the succession plan, to focus his energies on the Company’s strategic level issues and leading the Board of Directors in its fundamental role of providing advice to and oversight of management. Mr. Sheffield will continue serving as Executive Chairman of the Board until December 31, 2019, at which time he will retire as an employee and officer of the Company, but continue serving as Chairman of the Board, a non-employee director position.

42	2018 Proxy Statement

Corporate Governance

Classified Board Structure

In consultation with the Board, the Nominating and Governance Committee has determined that a classified board structure is appropriate for the Company. A classified board provides for stability, continuity and experience within our Board of Directors. In our industry in particular, long-term focus is critical. The time horizon required for successful exploration, development and production of oil and natural gas resources makes it vital that we have a Board that understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of the Company’s business and operations. A classified board structure helps to ensure that there will be the continuity and stability of leadership required to navigate a challenging economic environment while resisting the pressure to focus on short-term results at the expense of the Company’s long-term value and success. The future success of the Company depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and stockholder special interest groups.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director, any committee of the Board or our non-management directors as a group, by writing to them c/o General Counsel, Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that each of Messrs. Alameddine, Brokmeyer, Browning, Smith and Windlinger, Dr. Desai and Ms. Hughes are independent.

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that (i) Messrs. Browning and Brokmeyer and Dr. Desai are independent as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee and (ii) Messrs. Alameddine and Brokmeyer, Dr. Desai and Ms. Hughes are independent under the standards set forth by the NYSE applicable to members of the Compensation Committee.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in February 2018. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Mr. Browning, is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

The Board of Directors as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

•	oversees the long-term strategic plans of the Company and assesses risks and efforts to mitigate such risks that would cause the Company to fail to achieve its strategic goals;

•	reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present, for Board review, significant departures from those plans;

•	oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy;

•	monitors the Company’s liquidity profile and its compliance with the financial covenants contained in its borrowing arrangements; and

•	has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

The Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. The Audit Committee is responsible for discussing with management the Company’s significant financial risk exposures and the actions management has taken to monitor and control such exposures. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects.

2018 Proxy Statement	43

Corporate Governance

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the Annual Meetings, if practicable. All seven of our then-serving directors attended the 2017 Annual Meeting of Stockholders. We anticipate that nearly all of our directors will attend the 2018 Annual Meeting.

44	2018 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 26, 2018, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each Named Executive Officer of the Company, (iii) each director and director nominee of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 303 Colorado Street, Suite 3000, Austin, Texas 78701.

As of March 26, 2018, 266,265,665 shares of our Class A Common Stock and 48,731,731 shares of our Class B Common Stock were outstanding.

	Shares Beneficially Owned by Certain Beneficial Owners and Management(1)
	Class A Common Stock		Class B Common Stock		Combined Voting Power(2)
	Number	% of class	Number	% of class	Number	%
5% Stockholders
The Vanguard Group (3)	19,810,282	7.4%	—	—	19,810,282	6.3%
Viking Global Investors LP (4)	18,144,801	6.8%	—	—	18,144,801	5.8%
Boston Partners (5)	14,334,767	5.4%	—	—	14,334,767	4.6%
TIAA-CREF Investment Management, LLC (6)	9,885,217	3.7%	—	—	9,885,217	3.1%
Teachers Advisors, LLC (6)	6,101,167	2.3%	—	—	6,101,167	1.9%
ANRP Double Eagle Energy Holdings II, L.P. (7)	2,043,847	*	2,053,045	4.2%	4,096,892	1.3%
ANRP II Double Eagle Energy Holdings II, L.P. (7)	1,956,153	*	1,964,956	4.0%	3,921,109	1.2%
Directors and Named Executive Officers:
Bryan Sheffield (8)	13,244,332	5.0%	22,518,751	46.2%	35,763,083	11.4%
Matthew Gallagher (9)	749,947	*	1,000,000	2.1%	1,749,947	*
Ryan Dalton	394,639	*	1,076,327	2.2%	1,470,966	*
Colin Roberts	261,704	*	—	—	261,704	*
Mike Hinson	464,307	*	1,537,610	3.2%	2,001,917	*
A.R. Alameddine	112,128	*	—	—	112,128	*
Ronald Brokmeyer	13,724	*	—	—	13,724	*
William Browning	26,371	*	—	—	26,371	*
Dr. Hemang Desai (10)	28,371	*	—	—	28,371	*
David H. Smith	38,501	*	—	—	38,501	*
Jerry Windlinger	14,307	*	—	—	14,307	*
Karen Hughes	4,858	*	—	—	4,858	*
Directors and executive officers as a group (12 persons)	15,353,189	5.8%	26,132,688	53.6%	41,485,877	13.2%

(1)	Subject to the terms of the Second Amended and Restated Limited Liability Company Agreement of Parsley LLC (the “Parsley LLC Agreement”), holders of equity interests in Parsley LLC (the “PE Unit Holders”) will have the right to exchange all or a portion of such equity interests (the “PE Units”) (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or the cash option) at an exchange ratio of one share of Class A Common Stock for each PE Unit (and corresponding share of Class B Common Stock) exchanged. See “Transactions with Related Persons—Exchange Right.” Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by a PE Unit Holder of its exchange right. As a result, beneficial ownership of Class B Common Stock and PE Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units and stock may be exchanged.

2018 Proxy Statement	45

Security Ownership of Certain Beneficial Owners and Management

(2)	Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. The PE Unit Holders will hold one share of Class B Common Stock for each PE Unit that they own. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each PE Unit held by such holder. Accordingly, the PE Unit Holders collectively have a number of votes in the Company equal to the number of PE Units that they hold.

(3)	Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 109,988 shares of Class A Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 167,959 shares of Class A Common Stock as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group has the (i) sole power to vote or direct to vote 174,105 shares of Class A Common Stock, (ii) shared power to vote or direct to vote 43,542 shares of Class A Common Stock, (iii) sole power to dispose of or to direct the disposition of 19,596,452 shares of Class A Common Stock and (iv) shared power to dispose or to direct the disposition of 213,830 shares of Class A Common Stock. This information is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2018. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Based on Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Viking Global Investors LP (“VGI”) may be deemed to beneficially own the shares of Class A Common Stock directly held by Viking Global Equities LP (“VGE”), Viking Global Equities II LP (“VGEII”), VGE III Portfolio Ltd. (“VGEIII”), Viking Long Fund Master Ltd. (“VLFM”) and Viking Global Opportunities Liquid Portfolio Sub-Master LP (“Opportunities Fund”). VGI does not directly own any shares of Class A Common Stock. Mr. Halvorsen, Mr. Ott and Ms. Shabet, as Executive Committee Members of Viking Global Partners LLC, general partner of VGI (“VGPL”), Viking Global Performance LLC (“VGP”), Viking Long Fund GP LLC (“VLFGP”) and Viking Global Opportunities GP LLC (“Opportunities GP”), have shared authority to dispose of and vote the shares of Common Stock beneficially owned by VGI, VGP, VLFGP and Opportunities GP. This information is based solely on a Schedule 13G filed by VGI, VGP, VGE, VGEII, VGEIII, VLFGP, VLFM, Opportunities GP, Viking Global Opportunities Portfolio GP LLC, Opportunities Fund, O. Andreas Halvorsen, David C. Ott and Rose S. Shabet (collectively, the “VGI Reporting Persons”) on February 14, 2018. None of Mr. Halvorsen, Mr. Ott and Ms. Shabet directly owns any shares of Common Stock. The business address of each of the VGI Reporting Persons is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(5)	By reason of Rule 13d-3 under the Exchange Act, Boston Partners may be deemed to be a beneficial owner of such Class A Common Stock. To the knowledge of Boston Partners, no person has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such Class A Common Stock which represents more than 5% of the outstanding shares of the Class A Common Stock referred to above. Boston Partners has sole voting power over 10,450,945 shares of Class A Common Stock and sole dispositive power over 14,334,767 shares of Class A Common Stock. This information is based solely on a Schedule 13G/A filed by Boston Partners with the SEC on February 12, 2018. The address of Boston Partners is One Beacon Street – 30th Floor, Boston, MA 02108.

(6)	TIAA-CREF Investment Management, LLC (“Investment Management”) is the investment adviser to the College Retirement Equities Fund (“CREF”), a registered investment company, and may be deemed to be a beneficial owner of 9,885,217 shares of Class A Common Stock owned by CREF. Teachers Advisors, LLC (“Advisors”) is the investment adviser to three registered investment companies, TIAA-CREF Funds (“Funds”), TIAA-CREF Life Funds (“Life Funds”), and TIAA Separate Account VA-1 (“VA-1”), as well as one or more separately managed accounts of Advisors (collectively, the “Separate Accounts”), and may be deemed to be a beneficial owner of 6,101,167 shares of Class A Common Stock owned separately by Funds, Life Funds, VA-1, and/or the Separate Accounts. Each of Investment Management and Advisors expressly disclaims beneficial ownership of the other’s securities holdings and each disclaims that it is a member of a “group” with the other. This information is based solely on a Schedule 13G filed by both Investment Management and Advisors with the SEC on February 14, 2018. The business address of each of Investment Management and Advisors is 730 Third Avenue New York, NY 10017.

(7)	ANRP Double Eagle Energy Holdings II, L.P. (“ANRP I”) is a Delaware limited partnership. Pursuant to a management agreement, ANRP I is managed by Apollo Commodities Management, L.P., with respect to Series I, a Delaware series limited partnership. The sole limited partner of Series I of Apollo Commodities Management, L.P. is Apollo Management Holdings, L.P., a Delaware limited partnership. The general partner of Apollo Management Holdings, L.P., is Apollo Management Holdings GP, LLC, a Delaware limited liability company. Leon D. Black, Joshua J. Harris and Marc J. Rowan are the managers, as well as executive officers, of Apollo Management Holdings GP, LLC and as such may be deemed to have voting and dispositive control of the shares of our Class A Common Stock and the shares of our Class B Common Stock held of record by ANRP I. Apollo Commodities Management, L.P., Apollo Commodities Management GP, LLC, Apollo Management Holdings, L.P. and Apollo Management Holdings GP, LLC, and Messrs. Black, Harris and Rowan, each disclaims beneficial ownership of the PE Units, the shares of Class A Common Stock, and the shares of Class B Common Stock held by ANRP I.

46	2018 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

ANRP II Double Eagle Energy Holdings II, L.P. (“ANRP II”) is a Delaware limited partnership. Its general partner is Apollo ANRP Advisors II (APO DC), L.P., a Delaware limited partnership. Apollo ANRP Advisors II (APO DC), L.P.’s general partner is Apollo ANRP Advisors II (APO DC-GP), LLC, a Delaware limited liability company. Apollo ANRP Advisors II (APO DC-GP), LLC’s sole member is APH Holdings (DC), L.P., a Cayman Islands exempted limited partnership. APH Holdings (DC), L.P.’s general partner is Apollo Principal Holdings IV GP, Ltd., a Cayman Islands exempted company. Leon D. Black, Joshua J. Harris and Marc J. Rowan are the directors of Apollo Principal Holdings IV GP, Ltd. and as such may be deemed to have voting and dispositive control of the shares of our Class A Common Stock and the shares of our Class B Common Stock held of record by ANRP II. Apollo ANRP Advisors II (APO DC), L.P., Apollo ANRP Advisors II (APO DC-GP), LLC, APH Holdings (DC), L.P., Apollo Principal Holdings IV GP, Ltd., and Messrs. Black, Harris and Rowan, each disclaims beneficial ownership of the PE Units, the shares of Class A Common Stock, and the shares of Class B Common Stock held by ANRP II.

In the aggregate, ANRP I and ANRP II own greater than five percent of the outstanding shares of our Class B Common Stock. The address of each of ANRP I and ANRP II is 9 West 57th Street, 43rd Floor, New York, NY 10019.

(8)	Includes (i) 1,711,269 shares of Class A Common Stock and 1,802,178 shares of Class B Common Stock held by Sheffield Energy Management, LLC, over which Mr. Sheffield has voting and dispositive power, and (ii) 8,000,000 shares of Class A Common Stock that are pledged to secure a bank loan.

(9)	Includes 269,199 shares of Class A Common Stock that are pledged to secure a bank loan.

(10)	Includes 2,000 shares of Class A Common Stock held by The Desai Family Living Trust. Dr. Desai has voting and dispositive power over these shares.

*	Less than 1.0%.

2018 Proxy Statement	47

Section 16(A) Beneficial Ownership Reporting Compliance

The executive officers and directors of the Company and persons who own more than 10% of the Company’s Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that the Company’s directors, officers and 10% holders of Common Stock complied with all filing requirements during 2017.

48	2018 Proxy Statement

Transactions with Related Persons

Policies and Procedures for Review of Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or directors or a director nominee;

•	any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of an executive officer, director, director nominee or a beneficial owner of more than 5% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such executive officer, director, director nominee or beneficial owner of more than 5% of any class of our voting securities; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position of control or in which such person has a 10% or greater beneficial ownership interest.

Our Board of Directors adopted a written Related Party Transactions policy prior to the completion of our IPO. Pursuant to this policy, the Audit Committee has and will continue to review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. There have been no Related Party Transactions since January 1, 2017 where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Well Operations

During the year ended December 31, 2017, certain of our directors, officers, 5% stockholders, their immediate family, and entities affiliated or controlled by such parties (“Related Party Working Interest Owners”) owned non-operated working interests in certain of the oil and natural gas properties that we operate. The revenues disbursed to such Related Party Working Interest Owners for the year ended December 31, 2017 totaled $1.5 million.

As a result of this ownership, from time to time, we will be in a net receivable or net payable position with these individuals and entities. We do not consider any net receivables from these parties to be uncollectible.

Spraberry Production Services, LLC

At December 31, 2017, we owned a 42.5% interest in Spraberry Production Services, LLC (“SPS”). We account for this investment using the equity method. Using the equity method of accounting results in transactions between the Company and SPS and its subsidiaries being accounted for as related party transactions. During the year ended December 31, 2017, we incurred charges totaling $10.2 million for services performed by SPS for our well operations and drilling activities.

Lone Star Well Service, LLC

We make purchases of equipment used in our drilling operations from Lone Star Well Service, LLC (“Lone Star”). Lone Star is controlled by SPS. During the year ended December 31, 2017, we incurred charges totaling $6.5 million for services performed by Lone Star for our well operations and drilling activities.

Exchange Right

In accordance with the terms of the Parsley LLC Agreement, the PE Unit Holders generally have the right to exchange (the “Exchange Right”) their PE Units (and a corresponding number of shares of our Class B Common Stock) for shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each PE Unit (and a corresponding share of Class B Common Stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or, if we or Parsley LLC so elects, cash. As a PE Unit Holder exchanges its PE Units, our interest in Parsley LLC will be correspondingly increased.

During the year ended December 31, 2017, certain PE Unit Holders (including certain Related Persons) exercised their Exchange Right under the Parsley LLC Agreement and elected to exchange an aggregate of 5.7 million PE Units (and a corresponding number of shares of Class B Common Stock) for an aggregate of 5.7 million shares of Class A Common Stock. Of the 5.7 million PE Units (and corresponding number of shares of Class B Common Stock) exchanged for Class A Common Stock

2018 Proxy Statement	49

Transactions with Related Persons

during 2017, an aggregate of 4.0 million were exchanged by ANRP I and ANRP II, which together own greater than 5% of our Class B Common Stock. We exercised our call right under the Parsley LLC Agreement and elected to issue Class A Common Stock to each of the exchanging PE Unit Holders in satisfaction of their election notices.

Tax Receivable Agreement

In connection with the IPO, on May 29, 2014, we entered into a Tax Receivable Agreement (the “TRA”) with Parsley LLC and certain PE Unit Holders prior to the IPO (each such person, a “TRA Holder”), including certain executive officers. This agreement generally provides for the payment by us to a TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize (or we are deemed to realize in certain circumstances) in periods after the IPO as a result of (i) any tax basis increases resulting from the contribution in connection with the IPO by such TRA Holder of all or a portion of its PE Units to us in exchange for shares of Class A Common Stock, (ii) the tax basis increases resulting from the exchange by such TRA Holder of PE Units for shares of Class A Common Stock or, if either we or Parsley LLC so elects, cash, and (iii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the TRA. The term of the TRA commenced on May 29, 2014, and continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the TRA. If we elect to terminate the TRA early, we would be required to make an immediate payment equal to the present value of the hypothetical future tax benefits that could be required to be paid under the TRA (based upon certain assumptions and deemed events set forth in the TRA). In addition, payments due under the TRA will be similarly accelerated following certain mergers or other changes of control.

The actual amount and timing of payments to be made under the TRA will depend on a number of factors, including the amount and timing of taxable income generated in the future, changes in future tax rates, the use of loss carryovers and the portion of our payments under the TRA constituting imputed interest. As of December 31, 2017, there have been no payments associated with the TRA.

50	2018 Proxy Statement

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018. The audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2017 was completed by KPMG on February 28, 2018. KPMG has served as the Company’s independent registered public accounting firm since 2013.

The Board of Directors is submitting the appointment of KPMG for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of KPMG does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

The table below sets forth the aggregate fees billed or expected to be billed by KPMG, the Company’s independent registered public accounting firm, for services provided in the last two fiscal years:

	2017	2016
Audit Fees (1)	$1,957,000	$1,740,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,957,000	$1,740,000

(1)	Audit fees consist of the aggregate fees billed or expected to be billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, (ii) the audit of internal control over financial reporting, (iii) the filing of our registration statements for equity securities offerings, (iv) research necessary to comply with generally accepted accounting principles, and (v) other filings with the SEC, including consents, comfort letters, and comment letters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of KPMG’s audit, audit-related, tax and other services. For the year ended December 31, 2017, the Audit Committee pre-approved 100% of the services described above.

The Company expects that representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Vote Required

Approval of Proposal TWO requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal TWO will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are treated as entitled to vote. Abstentions will have the effect of a vote AGAINST the Proposal.

Recommendation

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the

fiscal year ending December 31, 2018.

2018 Proxy Statement	51

Proposal Three: Non-Binding Advisory Vote on the Company’s Named Executive Officer Compensation

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding advisory basis, the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2017, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “Say-on-Pay” vote).

As described in detail under the heading “Compensation Discussion and Analysis,” we strive to maintain competitive pay practices within our industry while ensuring that our stockholders receive maximum returns and security for their investment. We accomplish this through linking our executive compensation to several measures of the Company’s short and long-term performance. Further, the vast majority of our Named Executive Officers’ compensation (in 2017, 84% for our Chairman and Chief Executive Officer and an average of 79% for our other Named Executive Officers) is at-risk. We have worked extensively and deliberately to develop a thoughtful, fair, and effective compensation program for our Named Executive Officers that helps us to deliver long-term sustainable growth to our stockholders. In an effort to achieve these goals, we have implemented the best practices described in the chart below.

What We Do:	What We Don’t Do:
Pay for performance and pay for sustained performance over multi-year performance periods	No single-trigger change of control vesting for time-based awards
Establish challenging performance metrics	No guaranteed bonuses
Policy prohibiting hedging transactions	No excessive perquisites
Policy prohibiting pledging transactions subject to limited exceptions with Audit Committee approval	No payment of current dividends on unvested restricted stock units
Evaluate officer compensation levels against a peer group of similarly-sized E&P companies	No gross-ups for severance or change of control payments
Substantial portion of pay at-risk
Independent Compensation Consultant
Equity awards subject to extended vesting periods
Stock ownership guidelines for non-employee directors and executives
Performance-based awards vest on change of control based on actual performance

Please read the “Compensation Discussion and Analysis” beginning on page 13 for additional details about our executive compensation program, including information about the compensation of our Named Executive Officers during 2017.

The Compensation Committee and our Board have determined that the Company’s Named Executive Officer compensation program aligns with our business strategy, focuses on long-term value creation for our stockholders and delivers pay relative to our performance, all of which help us to attract and retain experienced, talented executives to ensure the Company’s success. Therefore, the Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables and disclosure in this Proxy Statement).

Vote Required

Approval of Proposal THREE requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal THREE will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are not treated as entitled to vote and will have no impact on the outcome of this vote. Abstentions will have the effect of a vote AGAINST the Proposal. This advisory vote on executive compensation is not binding on the company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value our stockholders’ opinions with respect to our Named Executive Officer

52	2018 Proxy Statement

Proposal Three: Non-Binding Advisory Vote on the Company’s Named Executive Officer Compensation

compensation program and will take into account the result of this vote when evaluating the compensation programs for our Named Executive Officers in the future.

Recommendation

The Board unanimously recommends that stockholders vote FOR the approval, on a non-binding advisory basis, of the Company’s Named

Executive Officer compensation for the fiscal year ended

December 31, 2017 as disclosed in this Proxy Statement

pursuant to the compensation disclosure rules

of the Securities and Exchange Commission.

2018 Proxy Statement	53

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the NYSE and (iii) financially literate. In addition, Mr. Browning qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted as of May 9, 2014, and as amended on August 1, 2017, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our auditors.

The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”).

Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

Audit Committee of the Board of Directors

William Browning, Chairman

Ronald Brokmeyer, Member

Dr. Hemang Desai, Member

54	2018 Proxy Statement

Stockholder Proposals; Identification of Director Candidates

Any stockholder of the Company who desires to submit a proposal for inclusion in the Company’s 2019 proxy materials must submit such proposal to the Company at its principal executive offices (Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701, Attn: General Counsel) no later than December 7, 2018, unless the date of the 2019 Annual Meeting of Stockholders is changed by more than 30 days from May 25, 2019, in which case the proposal must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and mail its 2019 proxy materials. Any such stockholder proposal must meet the requirements set forth in Rule 14a-8.

Any stockholder of the Company who desires to submit a proposal for action at the 2019 Annual Meeting of Stockholders, but does not wish to have such proposal included in the Company’s proxy materials, must submit such proposal to the Company at its principal executive offices (Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701, Attn: General Counsel) between January 25, 2019 and the close of business on February 24, 2019. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our Bylaws.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate, and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

While the Board of Directors does not have a formal policy on diversity, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors, and was pleased that the addition of Ms. Hughes to the Board of Directors further broadened the Board’s talent, experience and diversity. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in the oil and gas industry, accounting and investment analysis, and legal and corporate governance, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee solicits recommendations from existing directors and senior management to be considered by the Nominating and Governance Committee along with any recommendations that have been received from stockholders as discussed in more detail below. The Nominating and Governance Committee may also, in its discretion, retain, and pay fees to, a search firm to provide additional candidates.

The Nominating and Governance Committee will consider any director nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2019 if that nomination is submitted in writing between January 25, 2019 and the close of business on February 24, 2019 to Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701, Attn: General Counsel. The Company will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

•	the name and address of the nominating stockholder, as they appear on the Company’s books;

•	the nominee’s name and address and other personal information;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder or beneficial owner and each proposed nominee;

•	a completed and signed questionnaire, representation and agreement and written director agreement, pursuant to the Company’s Bylaws, with respect to each nominee for election or re-election to the Board; and

•	all other information required to be disclosed pursuant to the Company’s Bylaws and Regulation 14A of the Exchange Act.

Further, the Company may require any proposed director nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Board or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The Company suggests that any such proposal be sent by certified mail, return receipt requested.

2018 Proxy Statement	55

Solicitation of Proxies

Solicitation of proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge to provide various services relating to the solicitation of proxies, including webhosting, mailing and tabulating votes, for an aggregate fee of approximately $60,500. The Company will bear all costs of solicitation.

Stockholder List

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Austin, Texas a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Availability of Certain Documents

A copy of our 2017 Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The 2017 Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2017 Annual Report on Form 10-K, including the exhibits, the financial statements and any schedules thereto. Please send a written request to our General Counsel at:

Parsley Energy, Inc.
303 Colorado Street, Suite 3000
Austin, Texas 78701
Attention: General Counsel

The charters for the Audit, Compensation, and Nominating and Governance Committees, as well as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and our Financial Code of Ethics are in the “Governance” section of our corporate website, which is www.parsleyenergy.com, and are also available in print without charge upon written request to our General Counsel at the address above.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our General Counsel at the address above, or by calling (737) 704-2300.

If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Directions To Annual Meeting

The 2018 Annual Meeting of Stockholders will be held at the W Austin Hotel, 200 Lavaca Street, Austin, TX 78701. The W Austin Hotel is located in downtown Austin, Texas.

56	2018 Proxy Statement

PARSLEY ENERGY, INC. 303 COLORADO ST., SUITE 3000 AUSTIN, TX 78701	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 24, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 24, 2018. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARSLEY ENERGY, INC.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Ronald Brokmeyer	☐	☐	☐
	1b. Hemang Desai	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.
					For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.				☐	☐	☐
3.	To approve, on a non-binding advisory basis, the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2017.				☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.		☐		Please indicate if you plan to attend this meeting.		Yes ☐	No ☐
		Yes	No
HOUSEHOLDING ELECTION - please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐	Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 25, 2018: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PARSLEY ENERGY, INC.

Annual Meeting of Stockholders

May 25, 2018 8:00 AM, CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Bryan Sheffield and Colin Roberts, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this proxy, all of the shares of Class A common stock and Class B common stock of PARSLEY ENERGY, INC. (the “Company”) held of record by the undersigned on the record date, March 26, 2018, at the Annual Meeting of Stockholders of the Company to be held at the W Austin Hotel, 200 Lavaca Street, Austin, Texas 78701, on Friday, May 25, 2018, at 8:00 AM, CDT, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of the director nominees listed in proposal 1 and FOR proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side